Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-204908
333-204908-01
333-204908-02
333-204908-03
333-204908-04

PROSPECTUS

UBS Preferred Funding Trust IV

UBS Preferred Funding Trust V

Noncumulative Trust Preferred Securities

representing a corresponding amount of

Noncumulative Company Preferred Securities

of

UBS Preferred Funding Company LLC IV

UBS Preferred Funding Company LLC V

guaranteed on a subordinated basis by

UBS AG

UBS Preferred Funding Trust IV and UBS Preferred Funding Trust V (each, a “UBS Preferred Funding Trust” and together, the “UBS Preferred Funding Trusts”) have issued trust preferred securities representing a corresponding amount of related company preferred securities and related rights under subordinated guarantees by UBS AG.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The trust preferred securities are not deposit liabilities of UBS AG and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any other affiliate controlled by UBS AG may use this prospectus in a market-making transaction involving the trust preferred securities after the initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices. UBS AG and its affiliates may act as principal or agent in these transactions. This prospectus is being used in a market making transaction.

UBS Investment Bank	UBS Financial Services Inc.

The date of this Prospectus is March 17, 2016

(continued from previous page)

UBS Preferred Funding Company LLC IV and UBS Preferred Funding Company LLC V (each, a “UBS Preferred Funding Company” and together, the “UBS Preferred Funding Companies”) have issued company preferred securities. The company preferred securities issued by a UBS Preferred Funding Company provide holders with rights to distributions and redemption and liquidation payments that are similar to those of the most senior ranking noncumulative perpetual preferred shares issued directly by UBS AG that have financial terms equivalent to those of such company preferred securities.

Each UBS Preferred Funding Trust used the proceeds from the sale of its trust preferred securities to purchase company preferred securities (the “related company preferred securities”) from a UBS Preferred Funding Company (the “related UBS Preferred Funding Company”). The related UBS Preferred Funding Company used the proceeds from the sale of the related company preferred securities to the UBS Preferred Funding Trust (the “related UBS Preferred Funding Trust”) and from the sale of company common securities to UBS AG to acquire subordinated notes (the “related subordinated notes”) issued by the Cayman Islands branch of UBS AG. The trust preferred securities, the related company preferred securities and the related subordinated notes have corresponding terms. Dividends and redemption and liquidation payments paid by the related UBS Preferred Funding Company on the related company preferred securities will pass through the related UBS Preferred Funding Trust to you as distributions and redemption and liquidation payments on your trust preferred securities.

UBS AG has guaranteed, on a subordinated basis, dividend, redemption and liquidation payment obligations under the company preferred securities.

This prospectus describes the general terms that apply to the trust preferred securities and the corresponding company preferred securities and the general manner in which trust preferred securities were offered. The specific terms of the trust preferred securities, and the specific manner in which they were offered and the terms of any related company preferred securities, may be different from those described in this prospectus and have been described in the applicable supplement to the related prospectus.

CERTAIN TERMS

In this prospectus:

•	when we refer to “UBS AG” or “us,” we mean UBS AG on a parent only basis.

•	when we refer to “UBS,” we mean UBS AG and its consolidated subsidiaries.

•	when we refer to “Group,” we mean UBS Group AG and its consolidated subsidiaries.

•	when we refer to “USD,” we mean United States dollars.

•	when we refer to “CHF,” we mean Swiss francs.

i

Introduction

Trust preferred securities provide you with rights to distributions and redemption and liquidation payments that are similar to those to which you would be entitled if you had purchased the most senior ranking noncumulative perpetual preferred shares issued directly by UBS AG that have financial terms equivalent to those of the related company preferred securities. The diagram below outlines the relationship among investors in trust preferred securities, the relevant UBS Preferred Funding Trust, the related UBS Preferred Funding Company and UBS AG following the completion of an offering.

Each UBS Preferred Funding Trust will pass through to you any dividends, redemption payments or liquidation payments that it receives from the related UBS Preferred Funding Company on related company preferred securities.

UBS AG has guaranteed, on a subordinated basis, dividend, redemption and liquidation payment obligations under any company preferred securities.

The UBS Preferred Funding Companies will receive payments under related subordinated notes issued by the Cayman Islands branch of UBS AG and will pay dividends on their company preferred securities that are similar to dividends that would be paid on the most senior ranking noncumulative perpetual preferred shares issued directly by UBS AG that have equivalent financial terms.

The capital raised in the offerings qualifies as consolidated Tier 1 capital for UBS under the relevant regulatory capital guidelines of the Swiss Financial Market Supervisory Authority as of the date of this prospectus.

Cautionary Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference herein contain statements that constitute “forward-looking statements,” including but not limited to management’s outlook for UBS’s financial performance and statements relating to the anticipated effect of transactions and strategic initiatives on UBS’s business and future development. While these forward-looking statements represent UBS’s judgments and expectations concerning the matters described, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from UBS’s expectations. These factors include, but are not limited to: (1) the degree to which we are successful in executing our announced strategic plans, including its cost reduction and our efficiency initiatives and the planned further reduction in Basel III risk-weighted assets (RWA) and leverage ratio denominator (LRD), and the degree to which UBS is successful in implementing changes to its wealth management businesses to meet changing market, regulatory and other conditions; (2) the continuing low or negative interest rate environment, developments in the macroeconomic climate and in the markets in which UBS operates or to which it is exposed, including movements in securities prices or liquidity, credit spreads and currency exchange rates and the effect of economic conditions and market developments on the financial position or creditworthiness of UBS’s clients and counterparties; (3) changes in the availability of capital and funding, including any changes in UBS’s credit spreads and ratings, as well as availability and cost of funding to meet requirements for debt that will be eligible for total loss-absorbing capacity (TLAC) requirements, or loss-absorbing capital; (4) changes in or the implementation of financial legislation and regulation in Switzerland, the U.S., the UK and other financial centers that may impose, or result in, more stringent capital (including leverage ratio), liquidity and funding requirements, incremental tax requirements, additional levies, limitations on permitted activities, constraints on remuneration or other measures; (5) uncertainty as to when and to what degree the Swiss Financial Market Supervisory Authority (FINMA) will approve reductions to the incremental RWA resulting from the supplemental operational risk capital analysis mutually agreed to by UBS and FINMA, or will approve a limited reduction of capital or gone concern requirements due to measures to reduce resolvability risk; (6) the degree to which UBS is successful in implementing changes to its legal structure to improve its resolvability and meet related regulatory requirements, including changes in legal structure and reporting required to implement US enhanced prudential standards, implementing a service company model, the transfer of the Asset Management business to a holding company, and the potential need to make further changes to the legal structure or booking model of UBS Group in response to legal and regulatory requirements, relating to capital requirements, resolvability requirements and proposals in Switzerland and other countries for mandatory structural reform of banks; (7) changes in UBS’s competitive position, including whether differences in regulatory capital and other requirements among the major financial centers will adversely affect UBS’s ability to compete in certain lines of business; (8) changes in the standards of conduct applicable to UBS’s business that may result from new regulation or new enforcement of existing standards, including measures to impose new or enhanced duties when interacting with customers or in the execution and handling of customer transactions; (9) the liability to which UBS may be exposed, or possible constraints or sanctions that regulatory authorities might impose on UBS, due to litigation, contractual claims and regulatory investigations, including the potential for disqualification from certain businesses or loss of licenses or privileges as a result of regulatory or other governmental sanctions; (10) the effects on our cross-border banking business of tax or regulatory developments and of possible changes in our policies and practices relating to this business; (11) UBS’s ability to retain and attract the employees necessary to generate revenues and to manage, support and control its businesses, which may be affected by competitive factors including differences in compensation practices; (12) changes in accounting or tax standards or policies, and determinations or interpretations affecting the recognition of gain or loss, the valuation of goodwill, the recognition of deferred tax assets and other matters; (13) limitations on the effectiveness of internal processes for risk management, risk control, measurement and modeling, and of financial models generally; (14) whether UBS will be successful in keeping pace with competitors in updating its technology, particularly in trading businesses; (15) the occurrence of operational failures, such as fraud, misconduct, unauthorized trading, financial crime, cyber-attacks, and systems failures; (16) restrictions to the ability of UBS Group AG to make payments or distributions, including due to restrictions on the ability of its subsidiaries to make loans or distributions, directly or indirectly, or, in the case of financial difficulties, due to the exercise by FINMA of its broad statutory powers in relation to protective measures, restructuring and liquidation proceedings; (17) the degree to which changes in regulation, capital or legal structure, financial results or other factors, including methodology, assumptions and stress scenarios, may affect UBS’s ability to maintain its stated capital return objective; and (18) the effect that these or other factors or unanticipated events may have on our reputation and the additional consequences that this may have on our business and performance. The sequence in which the factors above are presented is not indicative of their likelihood of occurrence or the potential magnitude of their consequences. Our business and financial performance could be affected by other factors identified in our past and future filings and reports, including those filed with the SEC. More detailed information about those factors is set forth in documents furnished by UBS and filings made by UBS with the SEC, including UBS’s Annual Report on Form 20-F for the year ended December 31, 2014. UBS is not under any obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Incorporation of Information About UBS AG

The SEC allows us to “incorporate by reference” into this prospectus the information that we file with them, which means that:

•	The incorporated documents are considered part of this prospectus.

•	We can disclose important information to you by referring you to those documents.

•	Information that we file with the SEC from time to time will automatically be considered to update and supersede the information in this prospectus.

We incorporate by reference in this prospectus.

•	UBS AG’s Annual Report on Form 20-F for the year ended December 31, 2014, which UBS AG filed with the SEC on March 13, 2015;

•

UBS AG’s Reports of Foreign Issuer on Form 6-K, which UBS AG filed with the SEC on December 17, 2014, January 14, 2015, February 10, 2015, March 10, 2015, March 24, 2015, April 1, 2015, May 5, 2015 (three Reports), May 6, 2015, May 8, 2015 (three Reports), May 20, 2015, May 26, 2015, June 9, 2015, June 10, 2015, June 15, 2015, June 17, 2015, July 27, 2015 (two Reports), July 28, 2015 (two Reports), July 31, 2015 (three Reports) August 19, 2015 (two Reports), August 21, 2015, September 1, 2015 September 29, 2015, October 28, 2015, November 3, 2015 (four Reports), November 6, 2015 (two Reports), November 9, 2015, November 12, 2015, November 30, 2015, December 4, 2015 and February 2, 2016 (three Reports); and

•

Solely with regard to the securities covered by this prospectus that were initially offered and sold under previously filed registration statements of the UBS Preferred Funding Trusts and the UBS Preferred Funding Companies and that from time to time may be reoffered and resold in market-making transactions under this prospectus, the information in the prospectus supplements relating to those securities that were previously filed by the UBS Preferred Funding Trusts and the UBS Preferred Funding Companies in connection with their initial offer and sale (except to the extent that any such information has been modified or superseded by other information included or incorporated by reference in this prospectus).

All subsequent reports that we file on Form 20-F under the Securities Exchange Act of 1934 prior to the termination of this offering will also be deemed to be incorporated by reference into this prospectus. We may also incorporate any other Form 6-K that we submit to the SEC on or after the date of this prospectus and prior to the termination of this offering if the Form 6-K filing specifically states that it is incorporated by reference into the registration statement of which this prospectus forms a part.

Any statement in this prospectus contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any later filed document modifies or supersedes that statement. Any statement that is modified or superseded in this manner will no longer be a part of this prospectus, except as modified or superseded.

You (including any beneficial owner) may request a copy, at no cost, of any or all of the documents that are incorporated by reference into this prospectus, excluding exhibits (other than those that we specifically incorporate by reference into the documents that you request) by contacting us, orally or in writing, at the following address:

UBS AG

Investor Relations

Bahnhofstrasse 45

P.O. Box

CH-8098 Zurich

Switzerland

Phone: +41-44-234 41 00

Fax: +41-44-234 34 15

E-mail: SH-investorrelations@ubs.com

Internet: www.ubs.com/investor-relations

Where You Can Find More Information

UBS AG files periodic reports and other information with the SEC. You may read and copy any document that UBS AG files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. The SEC also maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information about issuers like UBS AG that file electronically with the SEC.

We have filed a registration statement under the Securities Act of 1933 on Form F-3 with the SEC covering the securities. For further information about the securities and UBS, you should review our registration statement, its exhibits and the documents incorporated by reference into this prospectus. This prospectus summarizes material provisions of the contracts and other documents that we refer you to. Since this prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

Presentation of Financial Information

UBS’s financial statements, which are incorporated by reference into this prospectus, have been prepared in accordance with International Financial Reporting Standards and are denominated in Swiss francs, or “CHF,” the legal tender of Switzerland.

The tables below set forth, for the periods and dates indicated, information concerning the noon buying rate for the Swiss franc, expressed in United States dollars or “USD,” per one Swiss franc. The “noon buying rate” is the rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York. On February 29, 2016, the noon buying rate was 1.0040 USD per 1 CHF.

	(USD per 1 CHF)
Year ended December 31,	High	Low	Average rate(1)	At period end
2011	1.3706	1.0251	1.1398	1.0668
2012	1.1174	1.0043	1.0724	1.0923
2013	1.1292	1.0190	1.0826	1.1231
2014	1.1478	1.0066	1.0893	1.0066
2015	1.1781	0.9704	1.0398	0.9983

Month	High	Low
September 2015	1.0401	1.0225
October 2015	1.0539	1.0086
November 2015	1.0149	0.9704
December 2015	1.0180	0.9713
January 2016	1.0028	0.9779
February 2016	1.0303	0.9779

(1)	The average of the noon buying rates on the last business day of each full month during the relevant period.

Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others

UBS AG is a Swiss bank. Many of its directors and executive officers, including the majority of the persons who signed the registration statement of which this prospectus is a part, and certain experts named in this prospectus, are resident outside the United States, and all or a substantial portion of our assets and the assets of those persons are located outside the United States. As a result, it may be difficult for you to serve legal process on UBS AG or its management or have any of them appear in a U.S. court. We have been advised by UBS AG internal counsel, that there is doubt as to the enforceability in Switzerland, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely on the federal securities laws of the United States.

UBS

OVERVIEW

UBS AG is a wholly owned subsidiary of UBS Group AG, which, with its subsidiaries, draws on its over 150-year heritage to serve private, institutional and corporate clients worldwide, as well as retail clients in Switzerland. UBS’s business strategy is centered on its (in UBS’s own opinion) pre-eminent global wealth management businesses and its (in UBS’s own opinion) leading universal bank in Switzerland, complemented by its Asset Management business and its Investment Bank, with a focus on capital efficiency and businesses that offer a superior structural growth and profitability outlook. Headquartered in Zurich and Basel, Switzerland, UBS has offices in more than 50 countries, including all major financial centers.

On December 31, 2015, UBS’s common equity tier 1 capital ratio1 was 15.4% on a fully applied basis and 19.5% on a phase-in basis, invested assets stood at CHF 2,689 billion and equity attributable to UBS shareholders was CHF 55,248 million. On the same date, UBS employed 58,131 people2.

For further information about UBS, including more detailed descriptions of the Business Groups and Corporate Center, see “Where You Can Find More Information.”

BUSINESS OVERVIEW

UBS operates as a group with five business divisions (Wealth Management, Wealth Management Americas, Personal & Corporate Banking, Asset Management and the Investment Bank) and a Corporate Center. Each of the business divisions and the Corporate Center are described below. A description of the Group’s strategy can be found in the annual report of UBS AG as of December 31, 2014 (the “Annual Report 2014”) on pages 39-42 (inclusive); a description of the businesses, strategies, clients, organizational structures, products and services of the business divisions and the Corporate Center can be found in the Annual Report 2014, on pages 46-62 (inclusive).

Wealth Management

Wealth Management provides comprehensive financial services to wealthy private clients around the world, with the exception of those served by Wealth Management Americas. UBS is a global firm with global capabilities, and its clients benefit from the full spectrum of resources, including wealth planning, investment management solutions and corporate finance advice, banking and lending solutions (e.g., securities–based lending), as well as a wide range of specific offerings. Wealth Management’s guided architecture model gives clients access to a wide range of products from the world’s leading third-party institutions that complement its own products.

Wealth Management Americas

Wealth Management Americas is one of the leading wealth managers in the Americas in terms of financial advisor productivity and invested assets. Its business includes UBS’s domestic US and Canadian wealth management businesses, as well as international business booked in the US. It provides a fully integrated set of wealth management solutions designed to address the needs of ultra high net worth and high net worth clients.

[1]	Based on the Basel III framework, as applicable to Swiss systemically relevant banks. The common equity tier 1 capital ratio is the ratio of common equity tier 1 capital to risk-weighted assets. The information provided on a fully applied basis entirely reflects the effects of the new capital deductions and the phase-out of ineligible capital instruments. The information provided on a phase-in basis gradually reflects those effects during the transition period. For information as to how common equity tier 1 capital is calculated, refer to the “Capital management” section of UBS Group AG’s third quarter 2015 report, filed with the SEC on November 3, 2015.
[2]	Full-time equivalents.

UBS

Personal & Corporate Banking

Effective January 2016, the business division Retail & Corporate was renamed Personal and Corporate Banking. Personal & Corporate Banking provides comprehensive financial products and services to UBS’s private, corporate and institutional clients in Switzerland, maintaining a leading position in these segments and embedding its offering in a multi-channel approach. The business is a central element of UBS’s universal bank delivery model in Switzerland, supporting other business divisions by referring clients and growing the wealth of the firm’s private clients so they can be transferred to Wealth Management. Personal & Corporate Banking leverages the cross-selling potential of UBS’s asset-gathering and investment bank businesses, and manages a substantial part of UBS’s Swiss infrastructure and banking products platform.

Asset Management

Effective October 2015, the business division Global Asset Management was renamed Asset Management. Asset Management is a large-scale asset manager, with a presence in 22 countries. It offers investment capabilities and investment styles across all major traditional and alternative asset classes to institutions, wholesale intermediaries and wealth management clients around the world. It is a leading fund house in Europe, the third-largest international asset manager in Asia, the largest mutual fund manager in Switzerland and one of the largest fund of hedge funds and real estate investment managers in the world.

Investment Bank

The Investment Bank provides corporate, institutional and wealth management clients with expert advice, innovative solutions, execution and comprehensive access to the international capital markets. It offers advisory services and provides in-depth cross-asset research, along with access to equities, foreign exchange, precious metals and selected rates and credit markets, through its business units, Corporate Client Solutions and Investor Client Services. The Investment Bank is an active participant in capital markets flow activities, including sales, trading and market-making across a range of securities.

Corporate Center

Corporate Center is comprised of Services, Group Asset and Liability Management (“Group ALM”) and Non-core and Legacy Portfolio. Services includes the Group’s control functions such as finance, risk control (including compliance) and legal. In addition, it provides all logistics and support services, including operations, information technology, human resources, regulatory relations and strategic initiatives, communications and branding, corporate services, physical security, information security as well as outsourcing, nearshoring and offshoring. Group ALM is responsible for centrally managing the Group’s liquidity and funding position, as well as providing other balance sheet and capital management services to the Group. Non-core and Legacy Portfolio is comprised of the non-core businesses and legacy positions that were part of the Investment Bank prior to its restructuring.

CORPORATE INFORMATION

The legal and commercial name of the company is UBS AG. The company was incorporated under the name SBC AG on February 28, 1978, for an unlimited duration and entered in the Commercial Register of Canton Basel-City on that day. On December 8, 1997, the company changed its name to UBS AG. The company in its present form was created on June 29, 1998, by the merger of Union Bank of Switzerland (founded 1862) and Swiss Bank Corporation (founded 1872). UBS AG is entered in the Commercial Registers of Canton Zurich and Canton Basel-City. The registration number is CHE-101.329.561.

UBS AG is incorporated and domiciled in Switzerland and operates under the Swiss Code of Obligations and the Swiss Federal Banking Law as an Aktiengesellschaft, a corporation that has issued shares of common stock to investors.

According to Article 2 of the Articles of Association of UBS AG (“Articles of Association”), the purpose of UBS AG is the operation of a bank. Its scope of operations extends to all types of banking, financial, advisory, trading and service activities in Switzerland and abroad.

UBS

Following the successful completion of the SESTA procedure (as described below), all UBS AG shares that remained publicly held were canceled and UBS Group AG shares were delivered as compensation.

The addresses and telephone numbers of UBS AG’s two registered offices and principal places of business are: Bahnhofstrasse 45, CH-8001 Zurich, Switzerland, telephone +41 44 234 1111; and Aeschenvorstadt 1, CH-4051 Basel, Switzerland, telephone +41 61 288 5050.

MEASURES TO MODIFY LEGAL STRUCTURE

Described below are certain measures taken by UBS which were intended to substantially improve the resolvability of UBS in response to Swiss “too big to fail” requirements and applicable requirements in other countries in which UBS operates.

In December 2014, UBS Group AG completed an exchange offer for the shares of UBS AG and established UBS Group AG as the holding company for UBS Group. During 2015, UBS Group AG filed and completed a court procedure under article 33 of the Swiss Stock Exchange Act (the “SESTA procedure”) resulting in the cancellation of the shares of the remaining minority shareholders of UBS AG. As a result, UBS Group AG now owns 100% of the outstanding shares of UBS AG.

In June 2015, the Personal & Corporate Banking and Wealth Management businesses booked in Switzerland were transferred from UBS AG to UBS Switzerland AG through an asset transfer in accordance with the Swiss Merger Act. Under the Swiss Merger Act, UBS AG assumed joint liability for obligations existing on the asset transfer date, June 14, 2015, which were transferred to UBS Switzerland AG. UBS AG has no liability for new obligations incurred by UBS Switzerland AG after the asset transfer date. As of the asset transfer date, UBS AG assumed joint liability for approximately CHF 260 billion of obligations of UBS Switzerland AG, excluding the collateralized portion of secured contractual obligations. The joint liability amount declines as obligations mature, terminate or are novated following the asset transfer date. As of December 31, 2015, the joint liability amounted to approximately CHF 55 billion. As of December 31, 2015, the probability of an outflow under this joint and several liability was assessed to be remote.

In the second quarter of 2015, UBS AG also completed the implementation of a more self-sufficient business and operating model for UBS Limited, its investment banking subsidiary in the UK, under which UBS Limited bears and retains a larger proportion of the risk and reward in its business activities. Also during 2015, UBS AG established a new subsidiary, UBS Americas Holding LLC, which UBS AG intends to designate as its intermediate holding company for its US subsidiaries prior to the July 1, 2016 deadline under new rules for foreign banks in the US pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”). During the third quarter of 2015, UBS AG contributed its equity participation in the principal US operating subsidiaries to UBS Americas Holding LLC to meet the requirement under Dodd-Frank that the intermediate holding company own all of our US operations, except branches of UBS AG. Lastly, UBS AG also established UBS Asset Management AG, a new subsidiary, in 2015.

These structural changes are being discussed on an ongoing basis with FINMA and other regulatory authorities, and remain subject to a number of uncertainties that may affect their feasibility, scope or timing.

For more information, refer to the “Recent developments” section of UBS AG’s third quarter 2015 report, filed with the SEC on November 6, 2015, which is incorporated by reference into this prospectus, and to discussions of further updates contained in any subsequent report UBS files with or submits to the SEC on or after the date of this prospectus and prior to the termination of this offering that are incorporated by reference into this prospectus or the registration statement of which this prospectus forms a part, as described above under “Incorporation of Information About UBS AG”.

The UBS Preferred Funding Trusts

Each UBS Preferred Funding Trust is a statutory trust that UBS AG created under the Delaware Statutory Trust Act pursuant to an initial trust agreement entered into by UBS AG and by the filing of a certificate of trust with the Secretary of State of the State of Delaware. When the trust preferred securities were issued, the trust agreements for the relevant Issuer Trusts were amended and restated in their entirety substantially in the form filed with our SEC registration statement. The Amended and Restated Trust Agreements were qualified as indentures under the Trust Indenture Act of 1939, as amended. We treat each UBS Preferred Funding Trust as a grantor trust for United States federal income tax purposes, meaning that investors in trust preferred securities will generally be treated as if they owned their proportionate shares of the related company preferred securities owned by the relevant UBS Preferred Funding Trust.

UBS AG formed each UBS Preferred Funding Trust for the exclusive purpose of:

•	issuing trust preferred securities,

•	investing the proceeds of such trust preferred securities in related company preferred securities, which benefit from a related UBS AG subordinated guarantee, and

•	engaging in any necessary or incidental activities.

The only assets of each UBS Preferred Funding Trust are company preferred securities and the related rights of the relevant UBS Preferred Funding Trust under the related UBS AG subordinated guarantee. The Amended and Restated Trust Agreements do not permit any UBS Preferred Funding Trust to acquire any other assets, issue any other equity securities or any debt securities, or engage in any other activities. All expenses and liabilities of each UBS Preferred Funding Trust will be paid by the Stamford branch of UBS AG, except that if the trustee of any UBS Preferred Funding Trust incurs fees, charges or expenses at the request of a holder of its trust preferred securities or other person for which such UBS Preferred Funding Trust is not otherwise liable under its Amended and Restated Trust Agreement, that holder or other person will be liable for such fees, charges and expenses.

The total pro forma capitalization of each UBS Preferred Funding Trust, as adjusted to give effect to a particular offering of trust preferred securities and the use of the proceeds from such offering, is set forth in the applicable prospectus supplement.

The Amended and Restated Trust Agreements provide that, to the fullest extent permitted by law, without the need for any other action of any person, including the trustees or any other holder of trust preferred securities, each holder of trust preferred securities will be entitled to enforce, in the name of the relevant UBS Preferred Funding Trust, the rights of such UBS Preferred Funding Trust under the related company preferred securities and the related UBS AG subordinated guarantee represented by the trust preferred securities held by such holder. A holder of trust preferred securities may at any time upon written notice withdraw and hold directly the related company preferred securities represented by such trust preferred securities, in which case such holder will be entitled to directly enforce its rights under the related UBS AG subordinated guarantee.

The principal executive office of each UBS Preferred Funding Trust is located at c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890.

The UBS Preferred Funding Companies

Introduction

Each UBS Preferred Funding Company is a limited liability company that UBS AG formed under the Delaware Limited Liability Company Act pursuant to an initial limited liability company agreement entered into by UBS AG and by filing a certificate of formation with the Secretary of State of the State of Delaware. We have continued each UBS Preferred Funding Company pursuant to Amended and Restated Limited Liability Company Agreements, which we sometimes refer to as the LLC Agreements. Each UBS Preferred Funding Company will be treated as a partnership for U.S. federal income tax purposes.

UBS AG formed each UBS Preferred Funding Company for the exclusive purpose of:

•	issuing its company common securities to UBS AG,

•	issuing its company preferred securities, initially to the related UBS Preferred Funding Trust,

•

investing the proceeds of the company common securities and the company preferred securities in (1) initially, related subordinated notes issued by the Cayman Islands branch of UBS AG with an aggregate principal amount which, for each UBS Preferred Funding Company, is set forth in the applicable prospectus supplement and (2) other securities issued by UBS AG acting through a branch, agency or other office located outside of the United States or by a non-U.S. branch of a non-U.S. subsidiary of UBS AG (together, “eligible investments”), and

•	engaging in any related or incidental activities.

The total pro forma capitalization of each UBS Preferred Funding Company, as adjusted to give effect to the offering of its company preferred securities, is set forth in the applicable prospectus supplement.

Each UBS Preferred Funding Company will apply the income generated by the related subordinated notes and other eligible investments to pay dividends to the related UBS Preferred Funding Trust, as holder of its company preferred securities, and UBS AG, as holder of its company common securities. The related UBS Preferred Funding Trust will then pass the dividends it receives on the company preferred securities through to the holders of its trust preferred securities as distributions on its trust preferred securities.

UBS AG purchased all of the company common securities of each UBS Preferred Funding Company for an amount set forth in the applicable prospectus supplement. We treat the company preferred securities as Tier 1 capital for purposes of the relevant regulatory capital guidelines of the Swiss Financial Market Supervisory Authority as in effect on the date of this prospectus. We agreed with each UBS Preferred Funding Company in the LLC Agreement that, as long as any company preferred securities are outstanding, UBS AG will continue to own, directly or indirectly, 100% of the outstanding company common securities of each such UBS Preferred Funding Company. Each UBS Preferred Funding Company also covenanted to maintain “UBS” as part of its name for as long as any trust preferred securities of the related UBS Preferred Funding Trust remain outstanding unless, because of a merger or other business combination involving UBS AG or a change by UBS AG of its own name, inclusion of “UBS” as part of any UBS Preferred Funding Company’s name is no longer appropriate.

We also agreed in the LLC Agreements that we will from time to time either (i) contribute (or cause others, including the Stamford branch of UBS AG, to contribute) to each UBS Preferred Funding Company such additional funds as are necessary in order to enable such UBS Preferred Funding Company to pay its operating expenses on or before any date when any such operating expenses are due or (ii) directly pay such UBS Preferred Funding Company’s operating expenses then due and payable and not otherwise paid. “Operating expenses” generally means all expenses and obligations of the relevant UBS Preferred Funding Company, but does not include any payments on its company preferred securities or company common securities.

The principal executive office of each UBS Preferred Funding Company is located at Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808.

The UBS Preferred Funding Companies

Activities of the UBS Preferred Funding Companies

General

Each UBS Preferred Funding Company’s principal business objective is to acquire and hold eligible investments, which include:

•	initially, subordinated notes issued by the Cayman Islands branch of UBS AG with an aggregate principal amount set forth in the applicable prospectus supplement, and

•	other securities issued by us acting through a branch, agency or other office located outside of the United States or by a non-U.S. branch of a non-U.S. subsidiary of ours.

Each UBS Preferred Funding Company will apply the net income generated by the subordinated notes and other eligible investments to pay dividends to the related UBS Preferred Funding Trust, as holder of company preferred securities, and us, as holder of the company common securities. The related UBS Preferred Funding Trust will then pass through the dividends it receives on the related company preferred securities to the holders of its trust preferred securities as distributions on its trust preferred securities. Each UBS Preferred Funding Company may (with the consent of the holders of two-thirds (based on the aggregate liquidation preference) of its company preferred securities and company parity preferred securities, voting together as a single class) issue additional preferred securities as described under “Description of Company Preferred Securities.”

Dividends

We currently expect each UBS Preferred Funding Company to pay an aggregate amount of dividends with respect to its outstanding company common securities and company preferred securities equal to approximately 100% of the interest and other income it receives on the subordinated notes and any other eligible investments.

The LLC Agreement of each UBS Preferred Funding Company:

•	precludes each UBS Preferred Funding Company from incurring any indebtedness for borrowed money, and

•

requires the approval of the holders of at least 66 1/3% of each UBS Preferred Funding Company’s outstanding company preferred securities and any outstanding company parity preferred securities (based on the aggregate liquidation preference), voting together as a single class, before dividends on its company preferred securities can be paid out of any source other than interest income received on the subordinated notes or interest or dividend income received on its other eligible investments.

Under the Delaware Limited Liability Company Act, no UBS Preferred Funding Company may pay dividends or other distributions on its company common securities or company preferred securities—even if such payments are “mandatory”—if, after making the distributions, such UBS Preferred Funding Company’s liabilities would exceed the fair value of its assets. However, no UBS Preferred Funding Company is expected to have any material liabilities, so this restriction is unlikely to affect the ability of any UBS preferred funding company to pay dividends on its company preferred securities.

Dividends on company preferred securities will in any event be required to be paid up to the mandatory dividend payment amount on any mandatory dividend payment date, unless there is a capital limitation on such date. See “Description of Company Preferred Securities—Dividends—Mandatory Dividends.”

Investment Policies

Each UBS Preferred Funding Company’s initial investment policies were established pursuant to its respective LLC Agreement. Under these investment policies, no UBS Preferred Funding Company may hold or invest in any securities other than eligible investments as described above under “—Introduction.”

The investment policies require that:

•

the terms of any eligible investments other than subordinated notes purchased by any UBS Preferred Funding Company be established in good faith and, to the extent deemed advisable by UBS AG, reflect arm’s-length terms at the time of purchase, and the purchase by any UBS Preferred Funding Company of such eligible investments be approved by the affirmative vote of a majority of its entire board of directors, and

The UBS Preferred Funding Companies

•

each UBS Preferred Funding Company maintains its assets in a manner that will not require such UBS Preferred Funding Company to be registered as an investment company under the Investment Company Act of 1940.

The investment policies of any UBS Preferred Funding Company may be amended only by the affirmative vote of the holders of at least 66 2/3% of its outstanding company preferred securities and any of its outstanding company parity preferred securities (based on the aggregate liquidation preference), voting together as a single class. Although we do not anticipate that any UBS Preferred Funding Company will sell subordinated notes (and no market for them is expected to develop), were any UBS Preferred Funding Company to do so, such UBS Preferred Funding Company would be required to invest the proceeds of the sale in accordance with such UBS Preferred Funding Company’s investment policies as they exist at the time of such sale.

Administration Agreements

Each UBS Preferred Funding Company entered into an administration agreement with the Stamford branch of UBS AG under which the Stamford branch provides (or causes others to provide) accounting, legal, tax and other support services to each UBS Preferred Funding Company, assists each such UBS Preferred Funding Company in complying with pertinent U.S. and Swiss local, state and federal laws, and provides administrative, record keeping and secretarial services to each such UBS Preferred Funding Company. Under the administration agreement, each UBS Preferred Funding Company agreed to reimburse the provider of these services for the value of services provided by such provider to such UBS Preferred Funding Company on an arm’s-length basis.

Each UBS Preferred Funding Company maintains company records that are separate from those of UBS AG or any of its affiliates. None of the officers, employees or directors of any UBS Preferred Funding Company will have any direct or indirect pecuniary interest in any security to be acquired or disposed of by such UBS Preferred Funding Company or in any transaction in which such UBS Preferred Funding Company has an interest.

Management of the UBS Preferred Funding Companies

Directors and Executive Officers

The initial LLC Agreement of each UBS Preferred Funding Company provides that its board of directors will at all times include not less than two and not more than five members. The board of directors initially has two members. The directors were designated as “managers” of the UBS Preferred Funding Company within the meaning of the Delaware Limited Liability Company Act. The directors will serve until their successors are duly elected and qualified.

Each UBS Preferred Funding Company has at least three officers. The names of the initial directors and executive officers of each UBS Preferred Funding Company are set forth in the applicable prospectus supplement.

It is anticipated all of the officers of each UBS Preferred Funding Company will also be officers or employees of UBS AG or its affiliates.

Additional Directors

If at any time the aggregate of unpaid dividends on the company preferred securities or any company parity preferred securities of any UBS Preferred Funding Company equals or exceeds an amount equal to a certain number of regularly scheduled dividend payments specified in the applicable prospectus supplement, the holders of its company preferred securities and any company parity preferred securities, voting together as a single class, will have the exclusive right to elect two additional directors. Holders of a majority (based on the aggregate liquidation preference) of its company preferred securities and company parity preferred securities may exercise this right by written consent or at a meeting of such holders called for such purpose. The LLC Agreement of each UBS Preferred Funding Company provides that this meeting may be called at the request of holders of 25% (based on the aggregate liquidation preference) of its company preferred securities or company parity preferred securities. This right will continue either until all unpaid dividends have been paid in full or until full dividends have been paid on its company preferred securities for the number of consecutive dividend periods specified in the applicable prospectus supplement. While this right continues, any vacancy in the office of the additional directors may be filled only by the holders of company preferred securities and company parity preferred securities voting as described above.

The UBS Preferred Funding Companies

Indemnification and Insurance for Directors

The LLC Agreement of each UBS Preferred Funding Company provides that:

•

its directors have no personal liability to the UBS Preferred Funding Company or the holders of its company common securities or company preferred securities for monetary damages (i) for voting not to take enforcement action with respect to the subordinated notes or any other eligible investments owned by the UBS Preferred Funding Company, or (ii) at any time for breach of any such director’s fiduciary duty, if any, except for such director’s gross negligence or willful misconduct,

•

the UBS Preferred Funding Company will indemnify any director or officer for any liability and related expenses, including reasonable counsel’s fees, arising out of such director’s or officer’s status as a director or officer of the UBS Preferred Funding Company, except for liability determined by a court of competent jurisdiction to have arisen out of such director’s or officer’s gross negligence or willful misconduct,

•

the right to indemnification is a contract right and the LLC Agreement will set forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the LLC Agreement of the UBS Preferred Funding Company, and

•

the UBS Preferred Funding Company may purchase and maintain insurance to protect any director or officer against any liability asserted against, or incurred by, him or her, arising out of his or her status as a director or officer.

Common Securities of the UBS Preferred Funding Companies

Holders of company common securities of a UBS Preferred Funding Company will receive dividends out of interest payments received by such UBS Preferred Funding Company on the subordinated notes and its other eligible investments, if any, not required to be applied to fund dividends with respect to its company preferred securities or expenses of such UBS Preferred Funding Company. However, as long as any company preferred securities or company parity preferred securities of such UBS Preferred Funding Company are outstanding, no dividends or other distributions (including redemptions and purchases) may be made with respect to its company common securities unless full dividends on all series of its company preferred securities have been paid (except as otherwise described under “Description of Company Preferred Securities—Ranking and Liquidation Preference”). See “Description of Company Preferred Securities—Dividends.”

Subject to the rights, if any, of the holders of company preferred securities (to the limited extent described herein) and any other series of company parity preferred securities, all voting rights will be vested in the company common securities. Holders of company common securities will be entitled to vote in proportion to the stated amounts represented by their company common securities. All issued and outstanding shares of company common securities are and will be held by UBS AG.

If any UBS Preferred Funding Company dissolves, liquidates or winds up (whether voluntary or involuntary) after all debts and liabilities of such UBS Preferred Funding Company have been satisfied and there have been paid or set aside for the holders of its company preferred securities the full preferential amounts to which such holders are entitled, the holders of its company common securities will be entitled to share equally and ratably in any assets remaining.

Preferred Securities of the UBS Preferred Funding Companies

Subject to limitations prescribed by Delaware law and each UBS Preferred Funding Company’s LLC Agreement, the board of directors of each UBS Preferred Funding Company or, if then constituted, a duly authorized committee of the board of directors is authorized to issue (with the consent of the holders of two-thirds (based on the aggregate liquidation preference) of its company preferred securities and company parity preferred securities, voting together as a single class), from the authorized but unissued capital shares of the UBS Preferred Funding Company, additional series of preferred securities of the UBS Preferred Funding Company ranking on a parity with its company preferred securities in such series as the board of directors (or committee) may determine and to establish, from time to time, the

The UBS Preferred Funding Companies

number or amount by aggregate liquidation preference of shares (if applicable) of such series to be included in any such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the securities of any such series, and such other subjects or matters as may be fixed by resolution of the board of directors. However, each UBS Preferred Funding Company’s LLC Agreement precludes:

•

the issuance of any other classes or series of equity securities that are senior to its company preferred securities, either as to dividends or as to rights upon dissolution, liquidation or winding up of the UBS Preferred Funding Company, without the approval of each holder of its company preferred securities, and

•

the issuance of any company parity preferred securities without the approval of 66 2/3% of the holders of its company preferred securities and unless the related UBS AG subordinated guarantee is amended so that such additional company parity preferred securities benefit from the related UBS AG subordinated guarantee in substantially the same manner as its company preferred securities without any adverse effect on the holders of its company preferred securities. See “Description of Company Preferred Securities—Voting Rights.”

No additional payments will be required pursuant to the Delaware Limited Liability Company Act for any company parity preferred securities to represent limited liability company interests in any UBS Preferred Funding Company upon issuance against full payment of the purchase price for such company parity preferred securities. The specific terms of a particular series of company parity preferred securities will be described in the certificate of designation (as defined in each UBS Preferred Funding Company’s LLC Agreement) to be incorporated into each UBS Preferred Funding Company’s LLC Agreement relating to that series, except in the case of shares of company preferred securities where the terms thereof will be set forth in each UBS Preferred Funding Company’s LLC Agreement.

Swiss Regulatory Powers

If UBS AG experiences financial difficulties, FINMA has the power to open resolution or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the subordinated notes and the subordinated guarantee and/or the ability of UBS to make payments thereunder.

Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it: (i) is over-indebted; (ii) has serious liquidity problems; or (iii) fails to fulfil the applicable capital adequacy provisions after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized: (a) to open restructuring proceedings (Sanierungsverfahren); (b) to open liquidation (bankruptcy) proceedings (Bankenkonkurs) in respect of UBS; and/or (c) to impose protective measures (Schutzmassnahmen) in relation to UBS. The Swiss Banking Act, as last amended as of January 1, 2016, grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium (Stundung) or a maturity postponement (Fälligkeitsaufschub), which measures may be ordered by FINMA either on a stand-alone basis or in connection with reorganisation or liquidation proceedings.

The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (BIO-FINMA) that entered into force as of 1 November 2012. In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan (Sanierungsplan). The resolution plan may, among other things, provide for: (i) the transfer of UBS’s assets or portions thereof, together with debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders) of UBS, or portions thereof, to another entity; (ii) the conversion of UBS’s debt and/or other obligations, including its obligations under the subordinates notes and the subordinated guarantee, into equity (a “debt-to-equity swap”); and/or (iii) the partial or full write-off of obligations owed by UBS (a “haircut”), including its obligations under the subordinated notes and the subordinated guarantee. Pursuant to article 48 lit. a-c BIO-FINMA, a debt-to-equity swap and/or a partial or full haircut on its debt and other obligations including the subordinated notes and the subordinated guarantee may only take place after: (i) all debt instruments issued by UBS AG qualifying as additional tier 1 capital or tier 2 capital (such as contingent write-down bonds) have been converted into equity; and (ii) the existing equity of UBS AG has been fully cancelled. Further, pursuant to article 48 lit. d BIO-FINMA, debt-to-equity swaps (but arguably not haircuts) must occur in the following order: (i) all subordinated claims not qualifying as regulatory capital; (ii) all other claims not excluded by law from a debt-to-equity swap; and (iii) deposits (in excess of the amount privileged by law). With respect to a haircut, the BIO-FINMA does not contain any guidance as to the order in which different categories of claims shall be partially or fully written off. Therefore, it cannot be excluded that any resolution plan in respect of UBS AG could provide that the claims under or in connection with the subordinated notes and the subordinated guarantee will be partially or fully converted or written-off, while, in case of a write-off, preserving claims ranking junior to or pari passu with the claims under the subordinated notes and the subordinated guarantee. In such case, holders of the Trust Preferred Securities may lose all or some of their investment in such Trust Preferred Securities. In case of a restructuring of a systemically important bank (such as UBS AG), the creditors whose claims are affected by the resolution plan will not have a right to vote on, opt out of, or dismiss the resolution plan. In addition, if a resolution plan has been approved by the FINMA, the rights of a creditor to seek judicial review of the resolution plan (e.g., on the grounds that the plan would unduly prejudice the rights of the holders of the subordinated notes and the subordinated guarantee or otherwise be in violation of the Swiss Banking Act) are very limited in that the competent court may not grant suspensory effect (aufschiebende Wirkung) to the approval of the resolution plan and, even if the objection of a creditor against the resolution plan is approved, the court can only award a compensation payment but not invalidate or override the resolution plan.

As of the date of this prospectus, there is no clear guidance on what impact it would have on the rights of holders of the debt securities or the ability of UBS to make payments under the debt securities if one or several of the measures under the aforementioned insolvency regime were imposed in connection with a restructuring of UBS.

For a description of the regulation and supervision of UBS AG more generally, please see the Annual Report 2014 and the other documents incorporated by reference into this prospectus.

Use of Proceeds

Each UBS Preferred Funding Trust used the proceeds from the sale of its trust preferred securities to purchase the related company preferred securities from the related UBS Preferred Funding Company.

The related UBS Preferred Funding Company used the proceeds from the sale of its company preferred securities to the related UBS Preferred Funding Trust and from the sale of its company common securities to UBS AG to acquire the related subordinated notes issued by the Cayman Islands branch of UBS AG and to pay certain expenses related to the particular offering. See “The UBS Preferred Funding Companies—Activities of the UBS Preferred Funding Companies.”

UBS AG used the proceeds from the sale of subordinated notes issued by its Cayman Islands branch for general corporate purposes outside of Switzerland.

Description of Trust Preferred Securities

Each UBS Preferred Funding Trust issued its trust preferred securities under the terms of its Amended and Restated Trust Agreement. We qualified the Amended and Restated Trust Agreements as indentures under the Trust Indenture Act. The terms of the trust preferred securities include both those stated in the relevant Amended and Restated Trust Agreement and the Delaware Statutory Trust Act and those made part of the relevant Amended and Restated Trust Agreement by the Trust Indenture Act. The following summary of the material terms and provisions of the trust preferred securities is not complete and is subject to, and qualified in its entirety by reference to, the Amended and Restated Trust Agreements of each UBS Preferred Funding Trust, the Delaware Statutory Trust Act and the Trust Indenture Act. We have filed a copy of a form of Amended and Restated Trust Agreement applicable for each UBS Preferred Funding Trust as an exhibit to the registration statement of which this prospectus is a part, which may have been modified or otherwise amended as described in the applicable prospectus supplement.

General

The trust preferred securities are certificates of beneficial interest in the assets of the relevant UBS Preferred Funding Trust, the terms of which are set forth in the applicable Amended and Restated Trust Agreement and applicable prospectus supplement.

The trust preferred securities were issued in denominations of USD 25 in the case of an offering of trust preferred securities to retail investors or USD 1,000 or a larger denomination in the case of an offering of trust preferred securities to institutional investors, liquidation amount and whole-number multiples of USD 25 or USD 1,000, as the case may be. The aggregate liquidation amount of the trust preferred securities to be offered is specified in the applicable prospectus supplement. Each trust preferred security represents a corresponding amount of related company preferred securities, together with related rights under a UBS AG subordinated guarantee.

The trustee of each UBS Preferred Funding Trust holds the related company preferred securities and the related rights under the relevant UBS AG subordinated guarantee deposited in each such UBS Preferred Funding Trust for the benefit of the holders of the trust preferred securities. Each Amended and Restated Trust Agreement provides that, to the fullest extent permitted by law, without the need for any other action of any person, including the trustee or any other holder of trust preferred securities, each holder of trust preferred securities will be entitled to enforce, in the name of the relevant UBS Preferred Funding Trust, the rights of such UBS Preferred Funding Trust under the related company preferred securities and the related rights under the relevant UBS AG subordinated guarantee represented by the trust preferred securities held by such holder. Trust preferred securities may be exchanged for the related company preferred securities as described under “—Withdrawal of Company Preferred Securities.”

The funds of any UBS Preferred Funding Trust available for distribution to the holders of its trust preferred securities will be limited to payments received from the related UBS Preferred Funding Company as dividends, redemption payments and liquidation payments on the related company preferred securities and to payments received from UBS AG pursuant to the related UBS AG subordinated guarantee of those payments. See “Description of Company Preferred Securities.” Each UBS Preferred Funding Trust will distribute such payments, upon their receipt, to the holders of its trust preferred securities on a pro rata basis. If any UBS Preferred Funding Company does not pay any regularly scheduled dividend on its company preferred securities when it is required to and UBS AG does not perform its obligations under the related UBS AG subordinated guarantee, the related UBS Preferred Funding Trust will not have sufficient funds to make the related regularly scheduled distribution payment on its trust preferred securities.

The trust preferred securities are listed on the New York Stock Exchange, as specified in the applicable prospectus supplement.

Distributions

Each trust preferred security represents a corresponding amount of related company preferred securities, together with the related rights under the relevant UBS AG subordinated guarantee. Each UBS Preferred Funding Trust will make regularly scheduled distributions or other mandatory distributions on its trust preferred securities concurrently with,

Description of Trust Preferred Securities

and in the same amount as, the regularly scheduled dividends or special dividends on the related company preferred securities. See “Description of Company Preferred Securities—Dividends.” Accordingly, to the extent that dividends are paid on the related company preferred securities, distributions on trust preferred securities will accrue from the date of original issue and be paid on the liquidation amount of the relevant trust preferred securities in arrears on the dividend payment dates regularly scheduled to occur on the dates and at the rate specified in the applicable prospectus supplement.

For details on the calculation and payment of dividends, see “Description of Company Preferred Securities—Dividends” and the applicable prospectus supplement. Whenever, and to the extent, any UBS Preferred Funding Trust receives any cash payments representing a regularly scheduled dividend, special dividend or redemption payment on the related company preferred securities, such UBS Preferred Funding Trust will distribute such amounts to the holders of its trust preferred securities in proportion to their liquidation amounts. Each regularly scheduled or special distribution on any trust preferred securities will be payable to holders of record as they appear on the securities register of the relevant UBS Preferred Funding Trust on the corresponding record date. The record dates for trust preferred securities will be the fifteenth day (whether or not a business day) prior to the relevant regularly scheduled or other distribution date.

If any distribution would be payable on a day that is not a business day, that distribution will instead be made on the next business day. No interest or other payment will be due as a result of any such delay.

If dividends are not payable on the related company preferred securities on any dividend payment date for the reasons described in “Description of Company Preferred Securities—Dividends,” then the holders of trust preferred securities will not be entitled to receive a distribution on that date.

Redemption

Trust preferred securities will be redeemable only upon redemption of the related company preferred securities.

If any UBS Preferred Funding Company redeems its company preferred securities in accordance with its LLC Agreement as described under “Description of Company Preferred Securities—Redemption,” then such UBS Preferred Funding Company must give the trustee of the related UBS Preferred Funding Trust at least 30 days’ prior notice before doing so. The trustee will mail the notice of redemption not less than 25 days prior to the date fixed for redemption of the related company preferred securities to the holders of its trust preferred securities as provided under “—Notices.”

On the date of redemption of any company preferred securities, so long as the relevant UBS Preferred Funding Company or UBS AG has deposited with Wilmington Trust Company, the paying agent, on behalf of the related UBS Preferred Funding Trust the aggregate amount payable upon redemption of all its company preferred securities held by such UBS Preferred Funding Trust to be redeemed, the paying agent on behalf of such UBS Preferred Funding Trust will irrevocably deposit with The Description of Trust Preferred Securities Depository Trust Company (“DTC”) funds sufficient to pay the redemption price and give DTC irrevocable instructions to pay the redemption price to the holders of the trust preferred securities to be redeemed. See “Book-Entry Issuance of Trust Preferred Securities.” Once the paying agent has received this deposit, all rights of the holders of the trust preferred securities called for redemption will end, except their right to receive the redemption price, without interest. If any date fixed for redemption of any trust preferred securities is not a business day, then the redemption price will instead be paid on the next business day, except that if that business day falls in the next calendar year, the redemption price will be paid on the preceding business day. No interest or other payment will be due as a result of any such adjustment.

If only some of the outstanding trust preferred securities of a UBS Preferred Funding Trust are to be redeemed, the trust preferred securities to be redeemed will be selected in accordance with DTC’s procedures. See “Book-Entry Issuance of Trust Preferred Securities—DTC’s Procedures for Notices, Voting and Payments.” If any trust preferred securities do not remain registered in the name of DTC or its nominee and only some of the outstanding trust preferred securities of a UBS Preferred Funding Trust are to be redeemed, the trust preferred securities will be redeemed proportionately or, if applicable, selected for redemption pursuant to the rules of any securities exchange on which such

Description of Trust Preferred Securities

trust preferred securities are listed at that time. Each UBS Preferred Funding Company will promptly notify the registrar and transfer agent for its trust preferred securities, in writing, of the trust preferred securities selected for redemption. In addition, for so long as the rules of any securities exchange on which the relevant trust preferred securities are listed so require, notice will be given to such securities exchange of trust preferred securities selected for redemption and published as required by such securities exchange.

Withdrawal of Company Preferred Securities

Any beneficial owner of trust preferred securities will be able to withdraw all, but not less than all, of the related company preferred securities represented by such trust preferred securities by providing a written notice to the trustee, with evidence of beneficial ownership in form satisfactory to the trustee and providing to the related UBS Preferred Funding Company such documents or information as such UBS Preferred Funding Company may request for tax reporting purposes. The holder’s notice will also be deemed to be such beneficial owner’s agreement to be subject to the terms of the relevant UBS Preferred Funding Company’s LLC Agreement applicable to the rights of the holders of its company preferred securities.

Within a reasonable period after such a request has been properly made, any trustee must instruct DTC to reduce the amount of trust preferred securities represented by the relevant global certificate by the corresponding amount of related company preferred securities to be so withdrawn by the withdrawing owner. The related UBS Preferred Funding Company will issue to the withdrawing owner a certificate representing the amount of related company preferred securities withdrawn, and the trustee will reduce the amount of trust preferred securities represented by the relevant global certificate accordingly. Company preferred securities will be issued only in certificated fully-registered form and will not be eligible to be held through DTC, Euroclear or Clearstream. Under current U.S. tax reporting rules, holders of company preferred securities will thereafter receive an annual Form K-1 instead of the Form 1099 that holders of trust preferred securities will receive. See “U.S. Tax Considerations—Information Reporting and Backup Withholding Tax.”

Any holder of company preferred securities may redeposit withdrawn company preferred securities by delivering to the relevant trustee the certificates for the company preferred securities to be deposited, which are (i) if required by the trustee, properly endorsed or accompanied by a properly executed instrument of transfer or endorsement in form satisfactory to the trustee and in compliance with the terms of the relevant UBS Preferred Funding Company’s LLC Agreement and (ii) accompanied by all such certifications as may be required by the trustee in its sole discretion and in accordance with the provisions of the relevant Amended and Restated Trust Agreement. Within a reasonable period after such deposit is properly made, the trustee will instruct DTC to increase the amount of the related trust preferred securities represented by the relevant global certificate accordingly.

Voting Rights

If at any time the holders of any company preferred securities are entitled to vote under any UBS Preferred Funding Company’s LLC Agreement, the trustee will:

•	notify the holders of the related trust preferred securities of such right,

•

request specific direction from each holder of the related trust preferred securities as to the vote with respect to the company preferred securities represented by such trust preferred securities, and

•	vote the relevant company preferred securities only in accordance with such specific direction.

Description of Trust Preferred Securities

Upon receiving notice of any meeting at which the holders of any company preferred securities are entitled to vote, the relevant trustee will, as soon as practicable, mail to the holders of the related trust preferred securities a notice as provided under “—Notices.” Each UBS Preferred Funding Company will provide the form of notice to the trustee of the related UBS Preferred Funding Trust to be forwarded to the holders of the related trust preferred securities. The notice will contain:

•	all the information that is contained in the notice announcing the meeting of the holders of the company preferred securities,

•

a statement that the holders of the related trust preferred securities will be entitled, subject to any applicable provision of law, to direct the trustee specifically as to the exercise of the voting rights pertaining to the number of related company preferred securities represented by their respective trust preferred securities, and

•	a brief description of the manner in which the holders may give such specific directions.

If any UBS Preferred Funding Trust receives a written direction from a holder of its trust preferred securities, its trustee will vote, or cause to be voted, the amount of related company preferred securities represented by such trust preferred securities in accordance with the instructions set forth in the direction. If the trustee does not receive specific instructions from the holder of any trust preferred securities, the trustee will abstain from voting the related company preferred securities represented by those trust preferred securities.

Any UBS Preferred Funding Company and the trustee of the related UBS Preferred Funding Trust may, without the consent of the holders of the trust preferred securities of the related UBS Preferred Funding Trust, enter into one or more agreements supplemental to the relevant Amended and Restated Trust Agreement, in form satisfactory to the trustee, for any of the following purposes:

•

to evidence the succession of another partnership, corporation or other entity to such UBS Preferred Funding Company and the assumption by any such successor of the covenants of such UBS Preferred Funding Company under the relevant Amended and Restated Trust Agreement,

•

to add to the covenants of such UBS Preferred Funding Company for the benefit of the holders of related trust preferred securities, or to surrender any right or power herein conferred upon such UBS Preferred Funding Company,

•	to correct or supplement any provision of the relevant Amended and Restated Trust Agreement which may be defective or inconsistent with any other provision therein,

•

to make any other provisions with respect to matters or questions arising under the relevant Amended and Restated Trust Agreement, provided that any such action does not materially adversely affect the interests of the holders of trust preferred securities, or

•	to cure any ambiguity or correct any mistake.

Any other amendment or agreement supplemental to any Amended and Restated Trust Agreement must be in writing and approved by the holders of 66 2/3% of the then outstanding trust preferred securities of the relevant UBS Preferred Funding Trust.

Transfer and Issue of Definitive Trust Preferred Securities

Transfer, Issue and Delivery

If trust preferred securities are issued in definitive form (“definitive trust preferred securities”) in the limited circumstances described in “Book-Entry Issuance of Trust Preferred Securities—Termination of and Changes to Depositary Arrangements,” those trust preferred securities may be transferred in any whole-number multiples of USD 25, or USD 1,000, as the case may be, by surrendering the definitive trust preferred securities certificates together with the form of transfer endorsed on it, duly completed and executed at the office of the transfer agent. The initial transfer agent for all trust preferred securities will be the Wilmington Trust Company. If only part of a definitive trust

Description of Trust Preferred Securities

preferred securities certificate is transferred, a new definitive trust preferred securities certificate representing the securities that are not transferred will be issued to the transferor within three business days after the transfer agent receives the certificate. The new certificate representing the trust preferred securities that were not transferred will be delivered to the transferor by uninsured mail at the risk of the transferor, to the address of the transferor that appears in the records of the relevant UBS Preferred Funding Trust. The new certificate representing the trust preferred securities that were transferred will be sent to the transferee within three business days after the relevant trustee receives the certificate transferred, by uninsured mail at the risk of the holder entitled to the trust preferred securities represented by the certificate, to the address specified in the form of transfer.

Formalities Free of Charge

Registration of transfers of definitive trust preferred securities will be made without charge by any UBS Preferred Funding Trust, but the transferor must pay any tax or other governmental charges that may be imposed in relation to the transfer, together with any indemnity that the relevant UBS Preferred Funding Trust, UBS AG or the transfer agent may require.

Closed Periods

No holder may require the transfer of any trust preferred securities to be registered during the period of 15 days ending on the due date for any payment of principal on such trust preferred securities.

No UBS Preferred Funding Trust will be required to register, or cause others to register, the transfer of any trust preferred securities after such trust preferred securities have been called for redemption.

Regulations Concerning Transfer and Registration

All transfers of definitive trust preferred securities and entries must be made as provided in the agency agreement relating to such trust preferred securities. The provisions of these agreements that govern transfers may be changed by each UBS Preferred Funding Trust with the prior written approval of its trustee.

Registrar and Transfer Agent

Wilmington Trust Company will act as registrar and transfer agent for all trust preferred securities.

Payments and Paying Agent

As long as trust preferred securities are in book-entry form, payments of interest and principal on such trust preferred securities will be made to DTC, which will credit the relevant accounts at DTC on the scheduled payment dates. The payments of interest and principal will be distributed to participants, indirect participants and beneficial owners of such trust preferred securities as described under “Book-Entry Issuance of Trust Preferred Securities—DTC’s Procedures for Notices, Voting and Payments.”

If definitive trust preferred securities are issued in the limited circumstances described above, payments of interest and principal on such trust preferred securities will be made by check mailed to the address of the holder entitled to receive the payment, as the address appears in the relevant UBS Preferred Funding Trust’s register.

Each UBS Preferred Funding Trust maintains a paying agent with respect to its trust preferred securities which will initially be the Wilmington Trust Company. The paying agent will be permitted to resign as paying agent upon 30 days’ written notice to the relevant trustee. If Wilmington Trust Company resigns as paying agent, the relevant trustee will appoint another bank or trust company to act as paying agent.

Termination of the Amended and Restated Trust Agreements

The Amended and Restated Trust Agreement of each UBS Preferred Funding Trust will terminate upon the earliest to occur of the redemption of all of the trust preferred securities of such UBS Preferred Funding Trust, the delivery of a final distribution of the related company preferred securities to the holders of its trust preferred securities, withdrawal

Description of Trust Preferred Securities

of all related company preferred securities from the UBS Preferred Funding Trust (as described under “—Withdrawal of Company Preferred Securities”), dissolution of the UBS Preferred Funding Trust as described in the following paragraph or in the event a liquidation of the relevant UBS Preferred Funding Company is commenced.

Each UBS Preferred Funding Company may instruct the trustee of the related UBS Preferred Funding Trust to dissolve such UBS Preferred Funding Trust and to distribute its company preferred securities on a pro rata basis to the holders of trust preferred securities of such UBS Preferred Funding Trust in the case of either a Tax Event as to the related UBS Preferred Funding Trust or an Investment Company Act Event as to the related UBS Preferred Funding Trust, as each is defined under “Description of Company Preferred Securities—Redemption.”

Any company preferred securities held in definitive fully registered form will not be eligible to be held through DTC, Euroclear or Clearstream.

Expenses of the UBS Preferred Funding Trusts

All charges or expenses of each UBS Preferred Funding Trust, including the charges and expenses of the relevant trustees, will be paid by the Stamford branch of UBS AG, except that, if a trustee incurs fees, charges or expenses, for which it is not otherwise liable under the relevant Amended and Restated Trust Agreement, at the request of a holder of trust preferred securities or other person, such holder or other person will be liable for such fees, charges and expenses.

Resignation and Removal of Trustee

Each UBS Preferred Funding Trust will at all times have a trustee that is a bank that has its principal place of business in the State of Delaware and a combined capital and surplus of USD 50,000,000. If a trustee ceases to be eligible, it must resign.

The trustee of any UBS Preferred Funding Company may resign as trustee under the relevant Amended and Restated Trust Agreement at any time by giving notice of its resignation to the related UBS Preferred Funding Company. Each trustee may be removed by the related UBS Preferred Funding Company at any time by notice of such removal delivered to the relevant trustee. Any resignation or removal of a trustee will take effect upon the appointment of a qualified successor trustee and the successor’s acceptance of such appointment.

If the trustee of any UBS Preferred Funding Trust shall resign or be removed, the related UBS Preferred Funding Company shall, within 45 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor trustee, which shall be a bank or trust company, or an affiliate of a bank or trust company, having its principal office in the State of Delaware and having a combined capital and surplus of at least USD 50,000,000.

Information Concerning the Trustee

Wilmington Trust Company is the trustee of each UBS Preferred Funding Trust. The trustee is required to perform only those duties that are specifically set forth in the relevant Amended and Restated Trust Agreement, except when a default has occurred and is continuing with respect to the relevant trust preferred securities. After a default, the trustee must exercise the same degree of care a prudent person would exercise under the circumstances in the conduct of his or her own affairs. Subject to these requirements, the trustee is under no obligation to exercise any of the powers vested in it by the relevant Amended and Restated Trust Agreement at the request of any holder of relevant trust preferred securities, unless the holder offers the trustee reasonable indemnity against the costs, expenses and liabilities that might be incurred by exercising those powers.

Notices

Notices to the holders of trust preferred securities will be given by delivery of the relevant notice to DTC, Euroclear, Clearstream and any other relevant securities clearing system for communication by each of them to entitled participants, and, as long as the trust preferred securities of any UBS Preferred Funding Trust are listed on one or more stock exchanges and the rules of such stock exchange(s) so require, notices will also be published in the manner that the rules of such stock exchange(s) may require.

Description of Trust Preferred Securities

If any trust preferred securities are no longer held in the name of DTC or its nominee, notice to the holders of such trust preferred securities will also be mailed by first-class mail, postage prepaid, to the holders’ addresses appearing in the records of the relevant UBS Preferred Funding Trust.

Governing Law

The Amended and Restated Trust Agreements and any trust preferred securities are governed by the laws of the State of Delaware.

Description of Company Preferred Securities

Each UBS Preferred Funding Company issued its company preferred securities under the terms of its Amended and Restated Limited Liability Company Agreement. The following summary of the material terms and provisions of the company preferred securities is not complete and is subject to and qualified in its entirety by reference to the LLC Agreement of each UBS Preferred Funding Company and the Delaware Limited Liability Company Act. We have filed a copy of a form of the LLC Agreement applicable for each UBS Preferred Funding Company as an exhibit to the registration statement of which this prospectus is a part, which may have been modified or otherwise amended as described in the applicable prospectus supplement.

General

The company preferred securities are preferred limited liability company interests in a UBS Preferred Funding Company, the terms of which are set forth in the applicable UBS Preferred Funding Company’s LLC Agreement and the applicable prospectus supplement.

The company preferred securities are intended to provide holders with rights to distributions and redemption and liquidation payments that are similar to those to which holders would be entitled if they had purchased the most senior ranking noncumulative perpetual preferred shares issued directly by UBS AG that have financial terms equivalent to those of their company preferred securities.

The company preferred securities were validly issued, and no additional payments will be required for such securities to represent limited liability company interests in the relevant UBS Preferred Funding Company. Holders of company preferred securities will have no preemptive rights with respect to any other securities of the relevant UBS Preferred Funding Company. The company preferred securities are not convertible into company common securities or any other interests in the relevant UBS Preferred Funding Company and are not subject to any sinking fund or other obligation of the relevant UBS Preferred Funding Company for their repurchase or retirement.

The company preferred securities were issued in certificated form only in denominations of USD 25 in the case of an offering of trust preferred securities to retail investors and USD 1,000 or a larger denomination in the case of an offering of trust preferred securities to institutional investors, liquidation preference and whole-number multiples of USD 25 or USD 1,000, as the case may be. The aggregate liquidation preference of all company preferred securities offered are specified in the applicable prospectus supplement.

Each UBS Preferred Funding Company has the power to create and issue additional preferred limited liability company interests (i) that are junior to its company preferred securities as to payment of dividends and payments of amounts upon dissolution, liquidation or winding up of such UBS Preferred Funding Company (“company junior securities”) or (ii) that are on a parity with its company preferred securities as to those payments (“company parity preferred securities”). As long as any company preferred securities of a UBS Preferred Funding Company remain outstanding, no company parity preferred securities may be issued by such UBS Preferred Funding Company unless the holders of at least 66 2/3% of the outstanding company preferred securities and company parity preferred securities, if any (based on the aggregate liquidation preference), voting together as a single class, approve and only if the related UBS AG subordinated guarantee is amended so that such company parity preferred securities benefit from the related UBS AG subordinated guarantee in the same manner as the company preferred securities without any adverse effect on the holders of company preferred securities. See “—Voting Rights.”

The LLC Agreement of each UBS Preferred Funding Company precludes each UBS Preferred Funding Company from issuing, without the consent of each holder of its company preferred securities, any company parity preferred securities or any other classes or series of equity securities that are senior to its company preferred securities as to dividend rights or rights upon dissolution, liquidation or winding up of such UBS Preferred Funding Company.

Description of Company Preferred Securities

Dividends

General

Dividends on company preferred securities will be payable from the date of initial issuance on a noncumulative basis, regularly on the dates specified in the applicable prospectus supplement (each a “dividend payment date”) for the dividend period ending on each such dividend payment date and commencing on the date specified in the applicable prospectus supplement, but only if the relevant UBS Preferred Funding Company has legally available funds for such purpose and satisfies the other qualifications described below. Each period from and including a dividend payment date or the date of initial issuance, as applicable, to but not including the next dividend payment date is a “dividend period.”

Dividends will be payable on the liquidation preference, for each dividend period, at a fixed or floating rate, as specified in the applicable prospectus supplement.

Dividends will be mandatorily due and payable on a dividend payment date with respect to the related dividend period and special dividends will be mandatorily due and payable on other dates in the circumstances described under “—Mandatory Dividends,” except that dividends will never be mandatorily due and payable or be paid when the capital limitation (described below under “—Capital Limitation”) applies. If dividends are neither mandatorily due and payable on a dividend payment date nor prohibited by application of the capital limitation, then:

•	payment of dividends on company preferred securities will be limited by UBS AG’s available distributable profits (see “—Distributable Profits Limitation”), and

•

if UBS AG delivers, on or before the tenth business day immediately preceding a dividend payment date, an instruction (a “no dividend instruction”) to a UBS Preferred Funding Company not to pay dividends on that dividend payment date or to pay less than full dividends on that dividend payment date, dividends payable on the related dividend payment date will be limited as provided in the no dividend instruction (see “—No Dividend Instruction”).

If any dividends will be payable on company preferred securities on a day that is not a business day, those dividends will instead be paid on the next business day. No interest or other payment will be due as a result of any such adjustment.

To the extent relevant to any issuance of trust preferred securities, LIBOR has the meaning as specified in the applicable prospectus supplement.

All percentages resulting from any calculations on the company preferred securities will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

Mandatory Dividends

Each UBS Preferred Funding Company is required to pay dividends on its company preferred securities in three circumstances, as follows:

(i)	If UBS AG declares or pays dividends or makes any other payment or distribution on any UBS AG junior obligations, and provided that the capital limitation does not apply, then each UBS Preferred Funding Company will be required to pay full dividends on its company preferred securities during the one-year period beginning on and including the earlier of the date on which such dividend was declared or the date on which such dividend or other payment was made.

(ii)	If UBS AG or any of its subsidiaries redeems, repurchases or otherwise acquires any UBS AG parity securities or UBS AG junior obligations for any consideration, except by conversion into or exchange for shares of UBS AG or UBS AG junior obligations and except as described below (and provided that the capital limitation does not apply), then each UBS Preferred Funding Company will be required to pay dividends on its company preferred securities during the one-year period beginning on and including the date on which such redemption, repurchase or other acquisition occurred.

Description of Company Preferred Securities

(iii)	If (x) UBS AG or any of its subsidiaries declares or pays any dividends or makes any other payment or distribution on any UBS AG parity securities on any date and (y) during the relevant period (as defined below) ending on and including that date there occurred a dividend payment date as to which any UBS Preferred Funding Company paid no dividends or less than full dividends on its company preferred securities, and provided that the capital limitation does not apply, then on that date such UBS Preferred Funding Company will be required to pay a special dividend on its company preferred securities. The special dividend will be payable on that date whether or not that date is otherwise a dividend payment date and, if it is a dividend payment date, will be in addition to any other dividends required to be paid on that dividend payment date. The special dividend will be in an amount that, when taken together with dividends previously paid on the relevant company preferred securities during the relevant period, represents the same proportion of full dividends on such company preferred securities for all dividend payment dates during the relevant period that the dividend on UBS AG parity securities paid during that relevant period bears to full dividends on such UBS AG parity securities for that relevant period.

Notwithstanding paragraph (ii) above, no UBS Preferred Funding Company will be required to pay dividends solely as a result of:

•

repurchases, redemptions or other acquisitions of UBS AG parity securities or UBS AG junior obligations in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or shareholder share purchase plan or in connection with the issuance of UBS AG parity securities or UBS AG junior obligations (or securities convertible into or exercisable for such UBS AG parity securities or UBS AG junior obligations) as consideration in an acquisition transaction,

•	market-making in the UBS AG parity securities or ordinary shares of UBS AG as part of the securities business of UBS AG or any of its subsidiaries,

•

the purchase of fractional interests in UBS AG parity securities or UBS AG junior obligations pursuant to the conversion or exchange provisions of such UBS AG parity securities or UBS AG junior obligations or the security being converted or exchanged,

•

any declaration of a dividend in connection with any shareholder’s rights plan, or the issuance of rights, shares or other property under any shareholder’s rights plan, or the redemption or repurchase of rights pursuant to any such plan, or

•

any dividend in the form of shares, warrants, options or other rights where the dividend shares or the shares issuable upon exercise of such warrants, options or other rights are the same shares as those on which the dividend is being paid or rank equally with or junior to such shares.

Any dividend payment date or other date on which dividends on any company preferred securities are required to be paid as described in clause (i), (ii) or (iii) above is a “mandatory dividend payment date.” The amount of dividends required to be paid on any mandatory dividend payment date (after giving effect to the capital limitation, if applicable) is called the “mandatory dividend payment amount.” If a dividend payment date or other date is a mandatory dividend payment date, each UBS Preferred Funding Company will be required to pay the mandatory dividend payment amount as dividends on that date whether or not there are available distributable profits and whether or not interest is paid on the subordinated notes.

For purposes of this prospectus:

“UBS AG junior obligations” means (i) ordinary shares of UBS AG, (ii) each class of preferred or preference shares or similar securities of UBS AG that ranks junior to the most senior ranking preferred or preference shares or similar securities of UBS AG, and (iii) any indebtedness, guarantee or support agreement or similar undertaking of UBS AG in respect of any subsidiary securities that rank junior to the UBS AG subordinated guarantee.

“UBS AG parity securities” means (i) each class of preferred or preference shares or similar securities of UBS AG that ranks equally with the most senior ranking preferred or preference shares or similar securities of UBS AG and (ii) any

Description of Company Preferred Securities

securities issued by any subsidiaries of UBS AG and entitled to the benefit of any guarantee or support agreement or similar undertaking of UBS AG that ranks equally with the UBS AG subordinated guarantee. UBS AG parity securities include the USD 300,000,000 floating rate Noncumulative Trust Preferred Securities of UBS Preferred Funding Trust IV issued in May 2003 and representing a corresponding amount of floating rate Noncumulative Company Preferred Securities of UBS Preferred Funding Company LLC IV, guaranteed on a subordinated basis by UBS AG and the USD 1,000,000,000 6.243% Noncumulative Trust Preferred Securities of UBS Preferred Funding Trust V issued in May 2006 and representing a corresponding amount of 6.243% Noncumulative Company Preferred Securities of UBS Preferred Funding Company LLC V, guaranteed on a subordinated basis by UBS AG.

“relevant period” means (i) in the case of UBS AG parity securities that pay dividends less frequently than semi-annually, one year and (ii) in the case of UBS AG parity securities that pay dividends semi-annually or more frequently than semi-annually, six months (in each case ending on or including the date on which the related dividend on a parity security is paid but not including the corresponding day in the month that is twelve or six months prior thereto).

Capital Limitation

The prohibition on the payment of dividends on company preferred securities as described below is called the “capital limitation”.

Unless the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), formerly known as the Swiss Federal Banking Commission, expressly permits otherwise, no UBS Preferred Funding Company will pay dividends on its company preferred securities on any dividend payment date (whether or not it is a mandatory dividend payment date) if on such date UBS AG is not in compliance, or because of a distribution by UBS AG or any of its subsidiaries of profits of UBS AG (including a payment of dividends on company preferred securities) would not be in compliance, with FINMA’s minimum capital adequacy requirements applicable to UBS AG as then in effect.

UBS is considered a systemically relevant bank (“SRB”) under Swiss banking law and both UBS Group and UBS AG are, on a consolidated basis, required to comply with regulations based on the Basel III framework as applicable for Swiss SRBs. The Swiss “too-big-to-fail” (“TBTF”) law, a revision of the Swiss banking law, was adopted on September 30, 2011. Related changes to the Swiss capital adequacy ordinance (the “Capital Adequacy Ordinance”) and banking ordinance were issued on June 1, 2012, which also supported the implementation of Basel III. Following the revision of the Capital Adequacy Ordinance, Swiss banks have to comply with the Basel III-related requirements based on a transitional timetable, according to which requirements are phased in from January 1, 2013 and will take effect on a fully applied basis on January 1, 2019. On top of the Basel III requirements, specific TBTF rules apply for systemically relevant banks in Switzerland such as UBS AG. These institutions will have to fulfill the following capital requirements: (i) a minimum of 4.5% of risk-weighted assets (“RWA”) in the form of Basel III common equity tier 1 (“CET1”) capital, (ii) a buffer of 8.5% composed of a minimum of 5.5% of RWA in the form of Basel III CET1 capital and up to 3% of RWA in the form of high-trigger loss-absorbing capital, which can also be substituted by Basel III CET1 capital, and (iii) a progressive buffer. UBS’s requirement for the progressive buffer is dynamic and depends on its leverage ratio denominator (“LRD”) and its market share in the loans and deposits business in Switzerland. In the second quarter of 2015, the progressive buffer requirement for 2019 was reduced to 4.5% from 5.4%, reflecting updated LRD and market share information for 2014 provided by FINMA in June 2015.

National regulators can put in place a countercyclical buffer requirement of up to 2.5% of RWA for credit exposures in their jurisdiction. The Swiss Federal Council has activated a countercyclical buffer requirement of 2% of RWA for mortgage loans on residential property in Switzerland, applicable since 30 June 2014.

In November 2014, FINMA published the circular “Leverage ratio – banks”, which aligned the calculation of the leverage ratio denominator (“LRD”) with the rules issued by the Bank for International Settlements (“BIS”) in the “Basel III leverage ratio framework and disclosure requirements” document issued in January 2014. Effective 31 December 2015, UBS implemented the guidance of this FINMA circular, ahead of its mandatory effective date of 1 January 2016. The Swiss SRB leverage ratio requirement is equal to 24% of the capital ratio requirements, excluding the countercyclical buffer requirement.

Description of Company Preferred Securities

Furthermore, in December 2015, the Federal Department of Finance published for consultation a draft revised too big to fail ordinance based on the cornerstones announced by the Swiss Federal Council in October 2015. For Swiss systemically relevant banks that operate internationally, the proposal would revise existing Swiss SRB capital requirements and would establish, among other things, additional gone concern requirements.

The proposed going concern capital requirements consist of basic requirements for all Swiss SRBs to maintain a leverage ratio of 4.5% and a ratio of capital to RWA of 12.9%. A progressive buffer would be added on top of the basic requirements, reflecting the degree of systemic importance. The progressive buffer for UBS is expected to be 0.5% of LRD and 1.4% of RWA, resulting in total going concern capital requirements of 5.0% of LRD and 14.3% of RWA. The going concern leverage ratio proposal would require a minimum CET1 capital ratio of 3.5% of LRD and of up to 1.5% in high-trigger AT1 capital instruments. The minimum CET1 capital requirement will remain unchanged at 10% of RWA, and the balance of the RWA-based capital requirement, i.e., 4.3%, may be met with high-trigger AT1 instruments. There is a risk that developments subsequent to the date of this prospectus may affect the minimum capital adequacy requirements applicable to UBS and thus increase the risk that dividend payments may not be made.

For a discussion of UBS AG’s capital resources relative to applicable guidelines, see Items 3 and 5 of UBS AG’s Annual Report on Form 20-F for the year ended December 31, 2014, and the “Capital Management” Section of UBS’s first quarter 2015 report, filed with the SEC on May 5, 2015, which are incorporated by reference into this prospectus.

Distributable Profits Limitation

The limitation or prohibition on the payment of dividends on company preferred securities as described below is called the “distributable profits limitation.” The distributable profits limitation will not limit or prohibit payment of mandatory dividends on a mandatory dividend payment date. The effect of the distributable profits limitation is to limit the amount of non-mandatory dividends that any UBS Preferred Funding Company may pay on its company preferred securities to the amount of dividends that UBS AG would have been legally able to pay on such securities had they been issued directly by UBS AG as non-cumulative preference shares of UBS AG.

On or before the first dividend payment date of each year, UBS AG will deliver a certificate to each UBS Preferred Funding Company (a “distributable profits limitation certificate”) specifying:

•	the distributable profits (as defined below) of UBS AG for the financial year ending on the preceding 31 December, and

•	the available distributable profits (as defined below) for payment of dividends on company preferred securities on the dividend payment dates in the then current year.

Unless a UBS Preferred Funding Company is required to pay mandatory dividends:

•

the aggregate amount of dividends on company preferred securities that such UBS Preferred Funding Company may pay on the first dividend payment of the current year may not exceed the lesser of full dividends and the available distributable profits set forth in such distributable profits limitation certificate, and

•

the aggregate amount of dividends on company preferred securities that such UBS Preferred Funding Company may pay on any subsequent dividend payment date in the current year may not exceed the lesser of full dividends and the remaining amount of such available distributable profits (after giving effect to the payment of dividends pursuant to this bullet point or the bullet point immediately above).

For purposes of this prospectus:

“distributable profits” means, for any financial year of UBS AG, profit that may be distributed in accordance with Swiss law then applicable. Currently, for any financial year of UBS AG, distributable profits are equal to profit brought forward, plus profit for the period, minus appropriation to general statutory reserve, plus other reserves, each as shown in the audited unconsolidated balance sheet and statement of appropriation of retained earnings of UBS AG and as determined in accordance with accounting standards applicable under Swiss law. The “appropriation to general statutory reserve” is equal to up to 5% of annual profit to the extent the general reserves of UBS AG do not equal 20% of the paid-in share capital plus 10% of the amount distributed as a dividend from profit for the period in excess of 5% of the paid-in share capital of UBS AG entitled to dividend.

Description of Company Preferred Securities

“available distributable profits” means, for any financial year of UBS AG:

•	if there are no UBS AG parity securities outstanding, distributable profits for the immediately preceding financial year of UBS AG, and

•	if there are UBS AG parity securities outstanding, then an amount determined as the product of:

(x) distributable profits for the immediately preceding financial year of UBS AG, and

(y) a ratio (I) the numerator of which is the aggregate amount of full dividends on the company preferred securities to be paid on the dividend payment dates that occur during the then current financial year (not including dividends paid on any preceding dividend payment date during of the current year and including dividends to be paid on the corresponding dividend payment date of the following year) and (II) the denominator of which is equal to the amount determined pursuant to clause (I) plus the aggregate amount of full dividends on the UBS AG parity securities to be paid on dividend payment dates which occur during the then current financial year.

No Dividend Instruction

Except for the mandatory dividend payment amounts required to be paid on mandatory dividend payment dates:

•

dividends on company preferred securities will not be payable on a dividend payment date if, on or before the tenth business day immediately preceding such dividend payment date, UBS AG delivers a no dividend instruction to the relevant UBS Preferred Funding Company instructing it not to pay dividends on that dividend payment date, and

•

if, on or before the tenth business day immediately preceding such dividend payment date, UBS AG delivers a no dividend instruction to a UBS Preferred Funding Company limiting but not prohibiting the payment of dividends on such dividend payment date, dividends on such UBS Preferred Funding Company’s company preferred securities will be payable on that dividend payment date only to the extent permitted by such no dividend instruction.

If a no dividend instruction is given to a UBS Preferred Funding Company, then such UBS Preferred Funding Company must promptly give notice to the holders of its company preferred securities in the manner described under “—Notices” of the fact that it has received a no dividend instruction and the amount of dividends, if any, that will be paid on the related dividend payment date.

Additional Amounts

If any UBS Preferred Funding Company or UBS Preferred Funding Trust is required to withhold any taxes, duties or other governmental charges with respect to any dividend payment on its trust preferred securities or company preferred securities, the relevant UBS Preferred Funding Company will be required to pay, as additional amounts included in the dividend payment (and UBS AG will be required to include in any related payment made by it under the UBS AG subordinated guarantee), an amount sufficient that the net amount received by the holder of such company preferred securities or trust preferred securities, as applicable, after the withholding, will not be less than the dividend payment amount. However, no UBS Preferred Funding Company will be required to pay any such additional amounts to the extent that the taxes, duties or other governmental charges are imposed or levied by Switzerland or the Cayman Islands because the holder or beneficial owner of any trust preferred securities or company preferred securities:

•	has some connection with Switzerland or the Cayman Islands, as applicable, other than being a holder or beneficial owner of those trust preferred securities or company preferred securities, or

•

has not made a declaration of non-residence in, or other lack of connection with, Switzerland or the Cayman Islands, as applicable, or any similar claim for exemption, if the relevant UBS Preferred Funding Company has given the beneficial owner of those trust preferred securities or company preferred securities or its nominee at least 60 days’ prior notice of an opportunity to make the declaration or claim.

Description of Company Preferred Securities

Ranking and Liquidation Preference

The company preferred securities of any UBS Preferred Funding Company ordinarily will rank senior to its company common securities as to the payment of dividends. However, UBS AG has the right to shift the dividend preference of company preferred securities to the company common securities on any dividend payment date to the extent that the mandatory dividend payment amount then required to be paid as dividends on the company preferred securities (if any) is less than full dividends on the company preferred securities. If UBS AG shifts the dividend preference to the company common securities, the interest payment received by a UBS Preferred Funding Company on the related subordinated notes will be returned as dividends to UBS AG, as the holder of its company common securities, before any dividends are paid on its company preferred securities.

As long as any company preferred securities of a UBS Preferred Funding Company are outstanding, UBS AG has agreed in such UBS Preferred Funding Company’s LLC Agreement that it will take no voluntary action to cause the UBS Preferred Funding Company to dissolve or liquidate unless UBS AG also liquidates. Each UBS Preferred Funding Company’s LLC Agreement provides that the UBS Preferred Funding Company will be liquidated if UBS AG is liquidated.

If any UBS Preferred Funding Company dissolves, liquidates or winds up, then after the claims of any creditors of such UBS Preferred Funding Company are satisfied, the holders of its company preferred securities will be entitled to receive, before any distribution of assets is made to the holders of its company common securities or any other class of shares ranking junior to the company preferred securities upon liquidation, liquidating distributions in respect of such company preferred securities in the amount of:

•	the liquidation preference of the company preferred securities, plus

•	an amount equal to unpaid dividends, if any, on the company preferred securities with respect to the current dividend period accrued on a daily basis to the date of liquidation, plus

•	an amount equal to unpaid definitive dividends for any prior dividend period, without interest and without accumulation of unpaid nondefinitive dividends for any prior dividend period.

For purposes of this prospectus:

“definitive dividends” means, as to a dividend payment date and related dividend period, dividends that are due and payable because (i) they are not limited by the capital limitation and (ii) either (x) they are mandatory dividends or (y) a no dividend instruction was not delivered and they are not limited by the distributable profit limitation.

“nondefinitive dividends” means, as to a dividend payment date and related dividend period, dividends that are not definitive dividends.

If UBS AG is liquidated, whether voluntarily or involuntarily, (i) each UBS Preferred Funding Company will be liquidated and (ii) under each UBS AG Subordinated Guarantee Agreement, the holders of related company preferred securities (whether through a UBS Preferred Funding Trust or as direct holders who have withdrawn their company preferred securities from a UBS Preferred Funding Trust) will have a claim entitling them to substantially the same liquidating distributions in the liquidation of UBS AG that they would have been entitled to if they had purchased preferred shares of UBS AG having an aggregate liquidation preference equal to the aggregate liquidation preference of their company preferred securities and bearing dividends at the rate of dividends applicable to such company preferred securities. Each UBS AG Subordinated Guarantee Agreement and the related UBS Preferred Funding Company’s LLC Agreement, taken together, provide that the holders of company preferred securities may not receive liquidating distributions in a liquidation of the relevant UBS Preferred Funding Company and payments under the UBS AG subordinated guarantee that, taken together, exceed the liquidating distributions to which they would have been entitled had they instead owned preferred shares of UBS AG with equivalent terms as described above.

Voting Rights

Except as expressly required by applicable law, or except as indicated below, the holders of company preferred securities will not be entitled to vote. If the holders of company preferred securities of any UBS Preferred Funding Company are entitled to vote as indicated below, each USD 25 or USD 1,000, as the case may be, liquidation

Description of Company Preferred Securities

preference of company preferred securities will be entitled to one vote on matters on which the holders of such company preferred securities are entitled to vote. If at any time the aggregate of unpaid dividends for any UBS Preferred Funding Company equals or exceeds the number of regularly scheduled dividend payments as specified in the applicable prospectus supplement, the holders of company preferred securities and any company parity preferred securities of such UBS Preferred Funding Company, voting together as a single class, will have the exclusive right to elect two additional directors of their choosing. Holders of a majority (based on the aggregate liquidation preference) of company preferred securities and any company parity preferred securities of such UBS Preferred Funding Company may exercise this right by written consent or at a meeting of such holders called for such purpose. This right will continue either until all unpaid dividends have been paid in full or until full dividends have been paid on the relevant company preferred securities for the number of consecutive dividend periods specified in the prospectus supplement. While this right continues, any vacancy in the office of the additional directors may be filled only by the holders of company preferred securities and company parity preferred securities voting as described above.

Each UBS Preferred Funding Company’s LLC Agreement provides that a meeting will be called at the request of holders of 25% (based on the aggregate liquidation preference) of its company preferred securities and any company parity preferred securities.

As long as any of its company preferred securities are outstanding, no UBS Preferred Funding Company may, without the consent or vote of holders of at least 66 2/3% of its outstanding company preferred securities and company parity preferred securities, if any (based on the aggregate liquidation preference), voting together as a single class:

•

change or remove any provision of such UBS Preferred Funding Company’s LLC Agreement (including the terms of its company preferred securities), issue any company parity preferred securities, redeem or repurchase any company common securities, or consent to a change in the booking location of the issuance of the related subordinated notes to a branch or other office of UBS AG other than the Cayman Islands branch of UBS AG, in each case, if such action would materially and adversely affect the rights, preferences, powers or privileges of its company preferred securities and such company parity preferred securities,

•	to the fullest extent permitted by law, liquidate, dissolve or terminate such UBS Preferred Funding Company without the concurrent liquidation of UBS AG,

•	amend or modify such UBS Preferred Funding Company’s investment policies, or

•

merge, convert, consolidate, reorganize or effect any other business combination involving such UBS Preferred Funding Company, unless the resulting entity will have no class or series of equity securities either authorized or outstanding that ranks ahead of its company preferred securities as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, except the same number of shares of such equity securities with the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions or redemption as the shares of equity securities of such UBS Preferred Funding Company that are authorized and outstanding immediately prior to such transaction, and each holder of its company preferred securities immediately prior to such transaction shall receive securities with the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions or redemption of the resulting entity as the company preferred securities held by such holder immediately prior to the transaction.

As long as any of its company preferred securities are outstanding, no UBS Preferred Funding Company will be permitted, without the consent of the holders of each outstanding company preferred security, authorize, create or increase the authorized amount of, or issue any class or series of, any equity securities of such UBS Preferred Funding Company, or any warrants, options or other rights convertible or exchangeable into any class or series of any equity securities of such UBS Preferred Funding Company, ranking prior to its company preferred securities, either as to dividend rights or rights on dissolution, liquidation or winding up of such UBS Preferred Funding Company.

Notwithstanding any of the foregoing, without consent of any holder of company preferred securities, UBS AG will be permitted to amend or supplement the UBS AG Subordinated Guarantee Agreements to correct or supplement any

Description of Company Preferred Securities

provision in the UBS AG Subordinated Guarantee Agreements which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the UBS AG Subordinated Guarantee Agreements, so long as any such action shall not materially adversely affect the interests of the holders of the related company preferred securities. See “Description of UBS AG Subordinated Guarantees—Amendments.”

Notwithstanding the foregoing, without the consent of any holder of company preferred securities, UBS AG will be permitted to amend or supplement any UBS Preferred Funding Company’s LLC Agreement:

•

to correct or supplement any provision in a UBS Preferred Funding Company’s LLC Agreement which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under a UBS Preferred Funding Company’s LLC Agreement, so long as any such action shall not materially adversely affect the interests of the holders of company preferred securities of such UBS Preferred Funding Company, or

•	to cure any ambiguity or correct any mistake.

Redemption

No company preferred securities will be redeemable before the date specified in the applicable prospectus supplement unless a Tax Event, an Investment Company Act Event or a Capital Event occurs, in which case each UBS Preferred Funding Company may redeem its company preferred securities in whole (but not in part) at any time on not less than 30 nor more than 60 days’ notice. On or after the date specified in the applicable prospectus supplement, any UBS Preferred Funding Company will be permitted to redeem its company preferred securities for cash, in whole or in part, on not less than 30 nor more than 60 days’ notice.

The redemption price for such optional redemptions on or after the date specified in the applicable prospectus supplement and for redemptions arising from a Tax Event, an Investment Company Act Event or a Capital Event is:

•	100% of the liquidation preference of the company preferred securities being redeemed, plus

•

an amount equal to unpaid dividends, if any, on the company preferred securities with respect to the current dividend period (whether or not declared) accrued on a daily basis to the date fixed for redemption, plus

•	an amount equal to unpaid definitive dividends for any prior dividend period, without interest and without accumulation of unpaid nondefinitive dividends for any prior dividend period.

The prospectus supplement for the trust preferred securities issued by UBS Preferred Funding Trust V provides that the redemption price for a redemption arising out of a Tax Event resulting from a Change in Tax Law (as defined below) and relating to the:

•	imposition of tax on UBS Preferred Funding Trust or UBS Funding Company, or

•

the imposition of withholding tax on UBS Preferred Funding Company’s payment of dividends on the company preferred securities, on UBS Preferred Funding Trust’s payment of dividends on the trust preferred securities, on UBS AG’s payment of interest on the subordinated notes or on UBS AG’s payment under the subordinated guarantee

(which are the events described in clauses (A), (B) and (C) of the definition of “Tax Event”) will be the redemption price described above for optional redemptions. The redemption price for trust preferred securities issued by UBS Preferred Funding Trust V for redemptions arising out of other Tax Events, an Investment Company Act Event or a Capital Event will be:

•	the Make Whole Amount (as defined below), plus

•

an amount equal to unpaid dividends, if any, on the company preferred securities with respect to the current dividend period (whether or not declared) accrued on a daily basis to the date fixed for redemption, plus

•	an amount equal to unpaid definitive dividends for any prior dividend period, without interest and without accumulation of unpaid nondefinitive dividends for any prior dividend period.

Description of Company Preferred Securities

UBS Preferred Funding Company LLC V has, until the dividend payment date in May 2016 after the occurrence of a Tax Event, an Investment Company Act Event or a Capital Event, the right to redeem the company preferred securities.

Any redemption of company preferred securities will have to comply with applicable regulatory requirements, including the prior approval of the Swiss Financial Market Supervisory Authority if then required under applicable guidelines or policies of the Swiss Financial Market Supervisory Authority. The Swiss Financial Market Supervisory Authority in its discretion may impose conditions on its approval of any proposed redemption of company preferred securities. If dividends on any company preferred securities of a UBS Preferred Funding Company are unpaid, no company preferred securities of such UBS Preferred Funding Company may be redeemed unless all its outstanding company preferred securities are redeemed, and no UBS Preferred Funding Company may purchase or otherwise acquire any of its company preferred securities, except pursuant to a purchase or exchange offer made on the same terms to the holders of all of its outstanding company preferred securities.

Company preferred securities will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other securities of the relevant UBS Preferred Funding Company or any securities of UBS AG.

“Change in Tax Law” means the receipt by UBS AG of an opinion of a nationally recognized law firm or other tax advisor (which may be an accounting firm) in Switzerland, the United States or the Cayman Islands, as appropriate, experienced in such matters to the effect that an event of the type described in clause (A), (B) or (C) of the definition of “Tax Event” has occurred or will occur as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or treaties (or any regulations under any laws or treaties) of the United States, Switzerland or the Cayman Islands or any political subdivision or taxing authority of or in the United States, Switzerland or the Cayman Islands affecting taxation or (ii) any administrative action or any amendment to, clarification of, or change in the official position of or UBS AG interpretation of any administrative action or any interpretation or pronouncement that provides for a position with respect to any administrative action or any interpretation or pronouncement that provides for a position with respect to any administrative action that differs from the previously generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, regardless of the manner in which such amendment, clarification, change, interpretation or pronouncement is made known, which amendment, clarification, change or administrative action is effective or which interpretation or pronouncement is announced on or after the date of issuance of the company preferred securities.

“Make Whole Amount” as applied to a redemption of the company preferred securities means the greater of (i) 100% of the liquidation preference of the company preferred securities and (ii) as determined by a quotation agent (as defined below), the sum of the present value of the liquidation preference of the company preferred securities together with the present values of scheduled payments of dividends accrued from the date of redemption to the dividend payment date specified in the applicable prospectus supplement (the “remaining life”), in each case discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate.

For purposes of determining the Make Whole Amount:

“adjusted treasury rate” means, with respect to any redemption date, the treasury rate plus a spread as described in the applicable prospectus supplement.

As long as any company preferred securities of a UBS Preferred Funding Company are outstanding, other company parity preferred securities of such UBS Preferred Funding Company may not be redeemed or repurchased unless such UBS Preferred Funding Company concurrently redeems an approximately equal proportion of the aggregate liquidation preference of its outstanding company preferred securities or each rating agency then rating its company preferred securities informs such UBS Preferred Funding Company in writing that the redemption or repurchase of such company parity preferred securities would not result in a reduction or withdrawal of the rating then assigned by that rating agency to its company preferred securities.

If fewer than all outstanding company preferred securities of a UBS Preferred Funding Company are to be redeemed, the amount of the company preferred securities of such UBS Preferred Funding Company to be redeemed will be determined by the board of directors of such UBS Preferred Funding Company, and the securities to be redeemed will

Description of Company Preferred Securities

be determined by lot or pro rata as the board of directors in its sole discretion determines to be equitable. The relevant UBS Preferred Funding Company will promptly notify the registrar and transfer agent for its company preferred securities in writing of the securities selected for redemption and, in the case of any partial redemption, the liquidation preference to be redeemed.

Any company preferred securities redeemed will be canceled. There will be no prescription period in respect of uncollected dividends on company preferred securities.

As used in this prospectus:

“Administrative action” means any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) by any legislative body, court, governmental authority or regulatory body having appropriate jurisdiction.

“Capital Event” means, with respect to any UBS Preferred Funding Company, the determination by UBS AG after consultation with the Swiss Financial Market Supervisory Authority that its company preferred securities cannot be included in calculating the Tier 1 capital of UBS AG on a consolidated basis.

“Comparable Treasury Issue” means with respect to any redemption date the United States Treasury security selected by the quotation agent as having a maturity comparable to the remaining life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining life. If no United States Treasury security has a maturity that is within a period from three months before to three months after the interest payment date and dividend payment date specified in the applicable prospectus supplement, the two most closely corresponding United States Treasury securities will be used as the comparable treasury issue, and the treasury rate will be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.

“Comparable Treasury Price” means (A) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest of such reference treasury dealer quotations, or (B) if the quotation agent obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.

“quotation agent” means UBS Securities LLC and its successors, except that if UBS Securities LLC ceases to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), UBS Preferred Funding Company will designate another primary treasury dealer.

“Reference Treasury Dealer” means (i) the quotation agent and (ii) any other primary treasury dealer selected by the quotation agent after consultation with the relevant UBS Preferred Funding Company.

“Reference Treasury Dealer Quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means (i) the yield, under the heading which represents the average for the week immediately prior to the redemption date, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve and which established yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the remaining life (or, if no maturity is within three months before or after the remaining life, yields for the two published maturities most closely corresponding to the remaining life will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date. The treasury rate will be calculated on the third business day preceding the redemption date.

Description of Company Preferred Securities

“Investment Company Act Event” means, with respect to any UBS Preferred Funding Company, the receipt by UBS AG of an opinion of a nationally recognized law firm in the United States experienced in such matters to the effect that there is more than an insubstantial risk that such UBS Preferred Funding Company or the related UBS Preferred Funding Trust is an “investment company” within the meaning of the Investment Company Act of 1940.

“Tax Event” means, with respect to any UBS Preferred Funding Company, the receipt by UBS AG of an opinion of a nationally recognized law firm or other tax advisor (which may be an accounting firm) in Switzerland or the United States, as appropriate, experienced in such matters to the effect that there is more than an insubstantial risk that (A) such UBS Preferred Funding Company or the related UBS Preferred Funding Trust is or will be subject to more than a de minimis amount of additional taxes, duties or other governmental charges, (B) UBS AG is or will be required to pay any additional amounts in respect of any taxes, duties or other governmental charges with respect to payments of interest or principal on the related subordinated notes and with respect to any payments on the related trust preferred securities, (C) such UBS Preferred Funding Company is or will be required to pay any additional amounts in respect of any taxes, duties or other governmental charges with respect to payments of dividends on its company preferred securities or the related UBS Preferred Funding Trust is or will be required to pay any additional amounts in respect of any taxes, duties or other governmental charges with respect to distributions on its trust preferred securities, or (D) the treatment of any of such UBS Preferred Funding Company’s items of income, gain, loss, deduction or expense, or the treatment of any item of income, gain, loss, deduction or expense of UBS AG related to the related subordinated notes or its ownership of such UBS Preferred Funding Company, in each case as reflected on the tax returns (including estimated returns) filed (or to be filed) by such UBS Preferred Funding Company or UBS AG, will not be respected by a taxing authority, as a result of which such UBS Preferred Funding Company or UBS AG is or will be subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil liabilities, the effect of which cannot be avoided by such UBS Preferred Funding Company or UBS AG taking reasonable measures available to it without any adverse effect on or material cost to UBS AG or such UBS Preferred Funding Company (as determined by UBS AG in its sole discretion).

Registrar and Transfer Agent

Wilmington Trust Company, or any other entity that UBS AG designates, acts as registrar and transfer agent for the company preferred securities.

Registration of transfers of company preferred securities will be effected without charge by or on behalf of the relevant UBS Preferred Funding Company, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. No UBS Preferred Funding Company will be required to register or cause to be registered the transfer of its company preferred securities after such company preferred securities have been called for redemption.

The LLC Agreement of each UBS Preferred Funding Company provides that, in the event of a partial redemption of its company preferred securities that would result in a delisting of the related trust preferred securities from any securities exchange on which such trust preferred securities are then listed, such UBS Preferred Funding Company will redeem its company preferred securities in whole.

Notices

Notices to the holders of company preferred securities will be mailed by first-class mail, postage prepaid, to the holders’ addresses appearing in the relevant UBS Preferred Funding Company’s records.

Governing Law

The LLC Agreement of each UBS Preferred Funding Company is and the company preferred securities are governed by the laws of the State of Delaware.

Nature of The Trading Market

The company preferred securities are not listed on any national exchange or traded in any established market.

Book-Entry Issuance of Trust Preferred Securities

The trust preferred securities were initially issued to investors only in book-entry form. The total aggregate amount of trust preferred securities of each UBS Preferred Funding Trust is represented by permanent global securities in fully registered form (each, a “global certificate”) and deposited with a custodian for, and registered in the name of The Depository Trust Company (“DTC”) or its nominee. The global certificates were initially deposited with Wilmington Trust Company, as the custodian for DTC, and registered in the name of Cede & Co., as the nominee of DTC.

Except as described below, the global certificates may be transferred, in whole and not in part, only to another nominee of DTC or a successor of DTC or its nominee. Beneficial interests in the global certificates may not be exchanged for trust preferred securities in certificated form except in the limited circumstances described below.

Persons that acquire beneficial ownership interests in any global certificate will hold their interests through either (i) DTC in the United States or (ii) Clearstream Banking or the Euroclear System in Europe if such persons are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold omnibus positions on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC. Unless and until certificated securities are issued, the only “holder” of any trust preferred securities will be Cede & Co., as nominee of DTC, or the nominee of a successor depositary. Beneficial owners will be permitted to exercise their rights only indirectly through DTC, Clearstream, Euroclear and their participants.

Withdrawal of Related Company Preferred Securities Represented by Trust Preferred Securities

Any beneficial owner of trust preferred securities may withdraw and hold directly a corresponding amount of related company preferred securities as described under “Description of Trust Preferred Securities—Withdrawal of Company Preferred Securities.” Within a reasonable period after such request has been properly made, the trustee of the relevant UBS Preferred Funding Trust will instruct DTC to reduce the number of trust preferred securities represented by the relevant global certificate by the amount of related company preferred securities to be so withdrawn by the withdrawing owner.

Company preferred securities that are withdrawn will be issued only in definitive, fully-registered form and will not be eligible to be held through DTC, Euroclear or Clearstream, and under current law the holders of such company preferred securities will receive an annual Form K-1 instead of the Form 1099 that is received by the holders of trust preferred securities. See “U.S. Tax Considerations—Information Reporting and Backup Withholding Tax.”

Any holder of company preferred securities may redeposit its company preferred securities as described under “Description of Trust Preferred Securities—Withdrawal of Company Preferred Securities.” Within a reasonable period after such deposit is properly made, the trustee of the relevant UBS Preferred Funding Trust will instruct DTC to increase the number of trust preferred securities represented by the relevant global certificate accordingly.

The Depository Trust Company

The Depository Trust Company, or DTC, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants’ accounts, eliminating the need for physical movement of securities certificates. Participants in DTC include Clearstream and Euroclear, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

Book-Entry Issuance of Trust Preferred Securities

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is owned by the users of its regulated subsidiaries. Access to DTC is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Clearstream Banking

Clearstream Banking, société anonyme, or Clearstream, is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in any of 28 currencies, including U.S. dollars.

Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are recognized financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Euroclear System

Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System is owned by Euroclear Clearance System Public Limited Company (ECS plc) and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium (the “Euroclear Operator”).

The Euroclear Operator holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear participants, and between Euroclear participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

The Euroclear Operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services.

Non-participants of Euroclear may hold and transfer book-entry interests in the securities through accounts with a direct participant of Euroclear or any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and the Euroclear Operator.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, collectively, the Euroclear Terms and Conditions, and applicable Belgian law. The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Euroclear Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Book-Entry Issuance of Trust Preferred Securities

Participants and Beneficial Owners

Purchases of trust preferred securities within the DTC system must be made by or through DTC participants, which will receive a credit for the trust preferred securities on DTC’s records and on the records of Clearstream or Euroclear, if applicable. The ownership interest of each actual purchaser of trust preferred securities, which is that of a beneficial owner of an interest in a global certificate, is in turn to be recorded on the DTC participants’ and indirect participants’ records.

Beneficial owners of interests in a global certificate will not receive written confirmation from DTC of their purchases, but beneficial owners of an interest in a global certificate are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the DTC participants or indirect participants through which the beneficial owners of an interest in a global certificate purchased their ownership interests in the relevant trust preferred securities. Transfers of ownership interests in trust preferred securities will be accomplished by entries made on the books of DTC participants and indirect participants acting on behalf of beneficial owners of an interest in a global certificate. Beneficial owners of interests in a global certificate will not receive certificates representing their ownership interests in the relevant trust preferred securities, unless use of the book-entry system for such trust preferred securities is discontinued.

Transfers Among DTC, Clearstream and Euroclear

Transfers between DTC participants will occur in accordance with the rules of DTC. Transfers between Clearstream and Euroclear participants will occur in accordance with their respective rules and operating procedures.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in DTC in accordance with the rules of DTC on behalf of the relevant European international clearing system by the relevant European depositary. However, those cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines, European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the relevant European depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream and Euroclear participants may not deliver instructions directly to the European depositaries.

Because of time zone differences, credits of trust preferred securities received in Clearstream or Euroclear as a result of a transaction with a person that does not hold trust preferred securities through Clearstream or Euroclear will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Euroclear or Clearstream participants on that business day. Cash received in Clearstream or Euroclear as a result of sales of trust preferred securities by or through a Clearstream or Euroclear participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Limitations on Responsibilities of DTC, Clearstream and Euroclear

DTC, Clearstream and Euroclear have no knowledge of the actual beneficial owners of interests in a global certificate representing trust preferred securities. DTC’s records reflect only the identity of the DTC participants, including Clearstream and Euroclear, to whose accounts those trust preferred securities are credited, which may or may not be the beneficial owners of interests in a global certificate. Similarly, the records of Clearstream and Euroclear reflect only the identity of the Clearstream or Euroclear participants to whose accounts those trust preferred securities are credited, which also may or may not be the beneficial owners of interests in a global certificate. DTC, Clearstream and Euroclear participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Book-Entry Issuance of Trust Preferred Securities

DTC’s Procedures for Notices, Voting and Payments

So long as DTC, or its nominee, is the registered owner or holder of a global certificate, DTC or that nominee, as the case may be, will be considered the sole owner or holder of trust preferred securities represented by the global certificate for all purposes under the relevant Amended and Restated Trust Agreement. No beneficial owner of an interest in a global certificate will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the relevant Amended and Restated Trust Agreement.

DTC has advised UBS AG, as provider of the UBS AG subordinated guarantees, that it will take any action permitted to be taken by a holder of relevant trust preferred securities, including the presentation of trust preferred securities for exchange as described below, only at the direction of one or more of its participants to whose account the DTC interests in the global certificates are credited and only in respect of that portion of the aggregate liquidation amount of trust preferred securities as to which that participant or participants has or have given the direction.

Conveyance of notices and other communications by DTC to its participants, by those participants to its indirect participants, and by participants and indirect participants to beneficial owners of interests in a global certificate will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The relevant trustee will send redemption notices in respect of trust preferred securities held in book-entry form to Cede & Co., and will also give those notices in the manner indicated under “Description of Trust Preferred Securities—Notices.” If less than all the trust preferred securities of any UBS Preferred Funding Trust are being redeemed, DTC will determine the amount of the interest of each DTC participant to be redeemed in accordance with its procedures.

Although voting with respect to trust preferred securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such trust preferred securities. Under its usual procedures, DTC will mail an Omnibus Proxy to the relevant UBS Preferred Funding Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights of those participants to whose accounts such trust preferred securities are allocated on the record date identified in a listing attached to the Omnibus Proxy.

Distributions on trust preferred securities held in book-entry form will be made to DTC in immediately available funds. DTC’s practice is to credit its participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by DTC’s participants and indirect participants to beneficial owners of interests in a global certificate will be governed by standing instructions and customary practices. Such payments will be the responsibility of those participants and indirect participants and not of DTC, the relevant UBS Preferred Funding Trust or UBS AG, as the guarantor, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of any dividends or other amounts to DTC is the responsibility of the relevant UBS Preferred Funding Trust, disbursement of such payments to participants is the responsibility of DTC, and disbursement of those payments to the beneficial owner of an interest in a global certificate is the responsibility of participants and indirect participants.

Except as described in this prospectus, a beneficial owner of an interest in a global certificate will not be entitled to receive physical delivery of the trust preferred securities. Accordingly, each beneficial owner of an interest in a global certificate must rely on the procedures of DTC to exercise any rights under its trust preferred securities.

Termination of and Changes to Depositary Arrangements

A global certificate is exchangeable for trust preferred securities in registered certificated form if DTC:

•

notifies the relevant UBS Preferred Funding Trust that it is unwilling or unable to continue as depositary for the global certificates and such UBS Preferred Funding Trust does not appoint a successor depositary, or

•	has ceased to be a clearing agency registered under the Securities Exchange Act of 1934.

Book-Entry Issuance of Trust Preferred Securities

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the global certificates among participants, none is under any obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time. Neither UBS AG nor any UBS Preferred Funding Trust will have any responsibility for the performance by DTC, Clearstream, Euroclear or their participants or indirect participants under the rules and procedures governing them. DTC, Clearstream or Euroclear may discontinue providing its services as securities depositary with respect to any trust preferred securities at any time by giving notice to the relevant UBS Preferred Funding Trust. Under those circumstances, definitive trust preferred security certificates with respect to such trust preferred securities would be delivered as described under “Description of Trust Preferred Securities—Transfer and Issue of Definitive Trust Preferred Securities.”

Limitations on Rights Resulting from Book-Entry Form

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the global trust preferred securities as represented by a global certificate.

Description of UBS AG Subordinated Guarantees

At or prior to the issuance of the trust preferred securities and the related company preferred securities, UBS AG and Wilmington Trust Company, as guarantee trustee, executed the related UBS AG Subordinated Guarantee Agreements. We qualified the UBS AG Subordinated Guarantee Agreements as indentures under the Trust Indenture Act. The terms of the UBS AG subordinated guarantees include both those stated in the UBS AG Subordinated Guarantee Agreements and those made part of the UBS AG Subordinated Guarantee Agreements by the Trust Indenture Act. The following summary of the material terms and provisions of the UBS AG subordinated guarantees is not complete and is subject to, and qualified in its entirety by reference to, the UBS AG Subordinated Guarantee Agreements and the Trust Indenture Act. We have filed a copy of a form of UBS AG Subordinated Guarantee Agreement as an exhibit to the registration statement of which this prospectus is a part.

Guaranteed Obligations

In each UBS AG Subordinated Guarantee Agreement, UBS AG, subject to the capital limitations, and as further provided herein, unconditionally guaranteed, on a subordinated basis, the payment by the related UBS Preferred Funding Company of the following, without duplication:

•	any dividends on the related company preferred securities that are due and payable on any mandatory dividend payment date in an amount equal to the mandatory dividend payment;

•	any discretionary dividends on the related company preferred securities that become definitive because UBS AG does not deliver a no dividend instruction;

•	the redemption price payable with respect to any related company preferred securities called for redemption by the relevant UBS Preferred Funding Company;

•	the liquidating distribution on each related company preferred security payable upon liquidation of the relevant UBS Preferred Funding Company; and

•	any additional amounts payable by the relevant UBS Preferred Funding Company as described under “Description of Company Preferred Securities—Additional Amounts.”

Subject to the subordination provisions described below, UBS AG will be obligated to make such payments as and when due, regardless of any defense, right of set-off or counterclaim that the relevant UBS Preferred Funding Company may have or assert, other than the defense of payment, and whether or not the relevant UBS Preferred Funding Company has legally available funds for the guaranteed payments. UBS AG’s obligations under the UBS AG Subordinated Guarantee Agreements are several and independent of the obligations of each relevant UBS Preferred Funding Company with respect to its company preferred securities.

See “Description of Company Preferred Securities—Dividends” for a description of circumstances when dividends on company preferred securities are mandatory, “Description of Company Preferred Securities—Redemption” for a description of the company preferred securities’ redemption provisions, and “Description of Company Preferred Securities—Ranking and Liquidation Preference” for a description of the liquidation claim to which the holders are entitled in a liquidation of any UBS Preferred Funding Company.

Subordination

Each UBS AG subordinated guarantee is a general and unsecured obligation of UBS AG and, in liquidation of UBS AG, ranks, both as to payment and in liquidation:

•

subordinate and junior to all deposits and other liabilities (including those in respect of bonds, notes and debentures of UBS AG) that do not expressly rank equally with the obligations of UBS AG under the relevant UBS AG Subordinated Guarantee Agreement, and

•	senior to the ordinary shares of UBS AG and any other securities or shares of UBS AG expressed to rank junior to the most senior preference shares of UBS AG (if any) from time to time outstanding.

Description of UBS AG Subordinated Guarantees

The foregoing liabilities that rank senior to the UBS AG subordinated guarantees are collectively called “UBS AG senior liabilities.”

Payments under the UBS AG subordinated guarantees (other than payments upon a winding-up or dissolution, by bankruptcy or otherwise, in Switzerland of UBS AG as provided below) will be conditional upon UBS AG not being in default in the payment of UBS AG senior liabilities and being solvent at the time of payment. A report as to the insolvency of UBS AG by two persons, each being a managing director, director or other authorized officer or agent of UBS AG or employees of the independent accountants of UBS AG will, in the absence of manifest error be treated and accepted by UBS AG, the holders of company preferred securities and all other interested parties as correct and sufficient evidence thereof.

If UBS AG is liquidated, whether voluntarily or involuntarily, (i) each UBS Preferred Funding Company will be liquidated and (ii) under the UBS AG Subordinated Guarantee Agreements, the holders of related company preferred securities (whether through a UBS Preferred Funding Trust or as direct holders who have withdrawn their related company preferred securities from a UBS Preferred Funding Trust) will have a claim entitling them to substantially the same liquidating distributions in the liquidation of UBS AG that they would have been entitled to if they had purchased preferred shares of UBS AG having an aggregate liquidation preference equal to the aggregate liquidation preference of their related company preferred securities and bearing dividends at the rate of dividends applicable to their related company preferred securities. Each UBS AG Subordinated Guarantee Agreement and each related UBS Preferred Funding Company’s LLC Agreement, taken together, provide that the holders of company preferred securities of the relevant UBS Preferred Funding Company will not receive liquidating distributions in a liquidation of such UBS Preferred Funding Company and payments under the related UBS AG subordinated guarantee that, taken together, exceed the liquidating distributions to which they would have been entitled had they instead owned noncumulative perpetual preferred shares of UBS AG with equivalent terms as described above.

The subordination provisions set out above are irrevocable. UBS AG is not permitted to create or permit to exist any charge or other security interest over its assets to secure its obligations in respect of the UBS AG subordinated guarantees.

The obligations of UBS AG in respect of the UBS AG subordinated guarantees are, prior to the winding up or dissolution of UBS AG, conditional upon UBS AG being solvent immediately before and after payment by the Cayman Islands branch. If this condition is not satisfied, any amounts that might otherwise have been allocated in or towards payment in respect of a UBS AG subordinated guarantee will be used to absorb losses of UBS AG.

The Swiss Financial Market Supervisory Authority has the right to impose protective or development measures and finally to impose the liquidation of UBS AG in case of danger of insolvency pursuant to Article 25 et seq. of the Swiss Banking Law.

As used in this prospectus and the applicable prospectus supplement:

“assets” means the consolidated gross assets of UBS AG.

“liabilities” means the consolidated gross liabilities of UBS AG, all as shown by the latest published audited consolidated balance sheet of UBS AG as adjusted for contingencies and for subsequent events, all valued in such manner as UBS AG or any liquidator (as the case may be) may determine and calculated in accordance with International Financial Reporting Standards.

“solvent” means (i) UBS AG is able to pay its debts as they fall due and (ii) UBS AG’s assets exceed its liabilities (other than its liabilities to persons who are not senior creditors).

Subject to applicable law, no beneficiary of the UBS AG subordinated guarantees will be able to exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to it by UBS AG arising under or in connection with the UBS AG subordinated guarantees and each beneficiary of the UBS AG subordinated guarantees will, by virtue of being a beneficiary of the UBS AG subordinated guarantees, be deemed to have waived all such rights to set-off, compensation or retention.

Description of UBS AG Subordinated Guarantees

Additional Amounts

UBS AG will make all payments under the UBS AG subordinated guarantees without withholding or deducting for, or on account of, any present or future tax, duties, assessments or governmental charges imposed or levied by Switzerland or the jurisdiction of residence of the issuer of any subordinated notes held by any UBS Preferred Funding Company or from which any payment on such notes is made or any authority of any of those jurisdictions that has the power to tax, unless UBS AG is required by law to withhold or deduct the present or future tax, duties, assessments or governmental charges. If UBS AG is required to withhold or deduct any portion of a payment, UBS AG will pay additional amounts in order to cause the net amounts received by the holders of the relevant trust preferred securities and company preferred securities to be the same as the holders would have received in the absence of the withholding or deduction, subject to the same limitations or additional amounts payable by each UBS Preferred Funding Company as described above under “Description of Company Preferred Securities—Additional Amounts.”

If payment of the amounts described above cannot be made by reason of any limitation referred to above, those amounts will be payable in proportion to the amounts that would have been payable but for that limitation.

Other Provisions

The relevant guarantee trustee, on behalf of the holders of the related company preferred securities, may enforce each UBS AG subordinated guarantee directly against UBS AG if UBS AG defaults under such UBS AG subordinated guarantee. Each UBS AG Subordinated Guarantee Agreement provides that, to the fullest extent permitted by law, without the need for any other action of any person, including the relevant guarantee trustee or any other holder of related trust preferred securities or related company preferred securities, each holder of related trust preferred securities or related company preferred securities will be entitled to enforce the rights of the holders of such company preferred securities under the related UBS AG Subordinated Guarantee Agreement represented by the trust preferred securities or company preferred securities held by such holder.

Certain Covenants of UBS AG and the UBS Preferred Funding Companies

Issuance and Guarantee of Preference Shares

UBS AG will not issue any preferred or preference shares with liquidation rights effectively ranking senior to its obligations under the UBS AG subordinated guarantees or give any guarantee in respect of any of its preferred shares or preferred shares issued by any of its subsidiaries if the guarantee would rank senior to the UBS AG subordinated guarantees unless the UBS AG subordinated guarantees are amended to give the holders of related company preferred securities and the related trust preferred securities the same rights and entitlements as are contained in or attached to the other guarantees so that the UBS AG subordinated guarantees rank equally with those guarantees and, from a financial point of view, effectively, with those preferred shares. Except to the extent described above, the UBS AG subordinated guarantees do not limit the incurrence or issuance of other secured or unsecured debt or other obligations of UBS.

Payment of Dividends

UBS AG agreed in the UBS AG subordinated guarantees that if any amount required to be paid under the UBS AG subordinated guarantees in respect of any dividends on related trust preferred securities or related company preferred securities payable in respect of the most recent dividend period has not been paid, UBS AG will pay that amount before paying any dividend or other payment on any UBS AG junior obligations, except dividends in the form of the ordinary shares.

No Assignment

UBS AG is not permitted to assign its obligations under the UBS AG subordinated guarantees, except in the case of merger, consolidation or sale of substantially all of its assets where UBS AG is not the surviving entity.

Description of UBS AG Subordinated Guarantees

Termination

Each UBS AG subordinated guarantee will terminate on the earlier of:

•	the payment of the redemption price for all related company preferred securities or purchase and cancellation of all related company preferred securities, and

•	full payment of the liquidating distribution on all related company preferred securities.

However, each UBS AG subordinated guarantee will continue to be effective or will be reinstated, as the case may be, if the holder is required to return any payment made under the related company preferred securities or the related UBS AG subordinated guarantee.

Amendments

Any changes to the provisions of a UBS AG subordinated guarantee that establish the amount and timing of the payments under that UBS AG subordinated guarantee must be approved by each holder of related company preferred securities. Any other provision of a UBS AG subordinated guarantee may be modified only with the prior approval of the holders of not less than two-thirds (based on the aggregate liquidation preference) of the related company preferred securities.

Notwithstanding the foregoing, without the consent of any holder of related company preferred securities, UBS AG may amend or supplement each UBS AG Subordinated Guarantee Agreement:

•	to conform any change in the Investment Company Act, the Trust Indenture Act or the rules or regulations of either such Act,

•	to add to the covenants, restrictions or obligations of UBS AG,

•

to modify, eliminate and add to any provision to such extent as may be necessary or desirable under such UBS AG Subordinated Guarantee Agreement, so long as any such action shall not materially adversely affect the rights, preferences or privileges of the holders of related company preferred securities, or

•	to cure any ambiguity or to correct or supplement any provision in such UBS AG Subordinated Guarantee that may be defective or inconsistent with any other provision therein.

Information Concerning the Guarantee Trustee

Wilmington Trust Company is the guarantee trustee. The guarantee trustee will be required to perform only those duties that are specifically set forth in the UBS AG subordinated guarantees, except when a default has occurred and is continuing with respect to any UBS AG subordinated guarantee. After a default, the guarantee trustee will be required to exercise the same degree of care a prudent person would exercise under the circumstances in the conduct of his or her own affairs. Subject to these requirements, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any UBS AG subordinated guarantee at the request of any holder of related company preferred securities or any holder of related trust preferred securities, as the case may be, unless the holder offers the guarantee trustee reasonable indemnity against the costs, expenses and liabilities that might be incurred by exercising those powers.

Governing Law

The UBS AG subordinated guarantees are governed by and construed in accordance with the laws of the State of New York.

Description of Subordinated Notes of UBS AG

The following summary of the material terms and provisions of the subordinated notes is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the subordinated notes. We have filed a copy of the form of subordinated note as an exhibit to the registration statement of which this prospectus is a part.

General

Each UBS Preferred Funding Company will apply the proceeds of its company preferred securities and company common securities to purchase from the Cayman Islands branch of UBS AG newly issued subordinated notes of the Cayman Islands branch. The subordinated notes are undated obligations of UBS AG, acting through the Cayman Islands branch. Interest on the subordinated notes will be payable from the date of initial issuance on the dates specified in the applicable prospectus supplement—which dates will correspond to the dividend payment dates of the related company preferred securities—(each, an “interest payment date” and the period from and including an interest payment date, or the date of initial issuance, as applicable, to but not including the next interest payment date, an “interest period”) for each interest period, at a fixed or floating rate specified in the applicable prospectus supplement.

Interest due on an interest payment date will be deferrable at the option of UBS AG’s Cayman Islands branch to the extent that dividends on the related company preferred securities due on the corresponding dividend payment date would constitute nondefinitive dividends. Interest deferred in this manner will not itself bear interest.

Redemption

The subordinated notes are redeemable with the consent of the Swiss Financial Market Supervisory Authority and at the option of the Cayman Islands branch of UBS AG:

•

on or after the date specified in the applicable prospectus supplement, in whole or in part, at a redemption price equal to 100% of their principal amount plus interest accrued but unpaid to the date fixed for redemption.

•

prior to the date specified in the applicable prospectus supplement, in whole but not in part, if a Tax Event, an Investment Company Act Event or a Capital Event occurs, at a redemption price equal to 100% of their principal amount plus interest accrued but unpaid to the date fixed for redemption.

Additional Amounts

If the Cayman Islands branch of UBS AG is required to withhold any taxes, duties or other governmental charges with respect to any payment in respect of any subordinated notes, the Cayman Islands branch will pay such additional amounts as shall be required so that the amount received by each UBS Preferred Funding Company under the related subordinated notes shall not be reduced as a result of any such additional taxes, duties or other governmental charges.

Subordination

The subordinated notes are a general and unsecured obligation of UBS AG and, in liquidation of UBS AG, rank, both as to payment and in liquidation:

•	subordinate and junior to UBS AG senior liabilities, as defined under “Description of UBS AG Subordinated Guarantees—Subordination,” and

•	senior to the ordinary shares of UBS AG and any other securities or shares of UBS AG expressed to rank junior to the most senior preference shares of UBS AG (if any) from time to time outstanding.

Payments under any subordinated notes (other than payments upon a winding-up or dissolution, by bankruptcy or otherwise, in Switzerland of UBS AG) are conditional upon UBS AG not being in default in the payment of UBS AG senior liabilities, and being solvent, as defined under “Description of UBS AG Subordinated Guarantees—Subordination,” at the time of payment. A report as to the insolvency of UBS AG by two persons, each being a

Description of Subordinated Notes of UBS AG

managing director, director or other authorized officer or agent of UBS AG or employees of the independent accountants of UBS AG will, in the absence of manifest error be treated and accepted by UBS AG, the holders of the company preferred securities and all other interested parties as correct and sufficient evidence thereof.

Enforcement of Subordinated Notes

Any consent, notice or other action (including any enforcement action) given or taken by or on behalf of a UBS Preferred Funding Company with respect to related subordinated notes may be given or taken at the discretion of a majority of the entire board of directors of such UBS Preferred Funding Company.

Transfer of Subordinated Notes

The subordinated notes held by a UBS Preferred Funding Company are represented by a single definitive note registered in the name of such UBS Preferred Funding Company. Each UBS Preferred Funding Company’s LLC Agreement provides that any UBS Preferred Funding Company may sell its subordinated notes only upon the affirmative vote of both a majority of the board of directors of such UBS Preferred Funding Company and the holders of two-thirds (based on the aggregate liquidation preference) of its company preferred securities and other company parity preferred securities (if any), voting together as a single class.

Although each UBS Preferred Funding Company will be permitted to sell its subordinated notes subject to the requirements of the Securities Act of 1933 and other applicable laws and the foregoing requirements, neither UBS AG nor any UBS Preferred Funding Company anticipates that any UBS Preferred Funding Company will sell its subordinated notes and there is no expectation that a market will develop or exist for any subordinated notes. Unless otherwise specified in the applicable prospectus supplement, any subordinated notes, by their terms, will provide that they may be sold in whole and not in part and may not be divided into denominations of less than USD 25 or USD 1,000, as the case may be.

Events of Default

No subordinated notes will provide for acceleration if the Cayman Islands branch of UBS AG fails to make a payment when due. If the Cayman Islands branch fails to make a payment when due of an installment of interest on any subordinated notes, the related UBS Preferred Funding Company will be entitled to seek to enforce payment only of the defaulted installment but not in respect of any failure to pay interest due under the related subordinated notes that was deferred because the dividends on its company preferred securities on the corresponding dividend payment date would have constituted nondefinitive dividends. A “default” under any subordinated notes will occur if the Cayman Islands branch fails to make a payment when due of an installment of principal or interest.

Modification and Amendment of Subordinated Notes

Any subordinated notes will be able to be modified or amended only by the written agreement of the Cayman Islands branch of UBS AG and the related UBS Preferred Funding Company. However, each UBS Preferred Funding Company’s LLC Agreement provides that no UBS Preferred Funding Company may agree to any such modification or amendment for so long as any of its company preferred securities or other company parity preferred securities, if any, are outstanding unless holders of two-thirds (based on the aggregate liquidation preference) of its company preferred securities and other company parity preferred securities, if any, voting as a class, consent to such modification or amendment (except that such consent of the holders of its company preferred securities and any other company parity preferred securities shall not be required if (a) the proposed amendment or modification would not materially and adversely affect the rights, preferences, powers or privileges of such UBS Preferred Funding Company and (b) such UBS Preferred Funding Company has received a letter from each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services to the effect that such amendment will not result in a downgrading of its respective rating then assigned to its company preferred securities).

Governing Law

The subordinated notes are governed by the laws of the State of New York.

U.S. Tax Considerations

Subject to the limitations and assumptions below, in the opinion of Sullivan & Cromwell LLP, the following, unless otherwise stated in the applicable prospectus supplement relevant to the trust preferred securities being offered thereby, accurately describes the material United States federal income tax (and, where specifically noted, United States federal estate tax) consequences of the purchase of the trust preferred securities and the ownership and disposition of the trust preferred securities and the company preferred securities.

YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TRUST PREFERRED SECURITIES OR THE COMPANY PREFERRED SECURITIES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

This discussion addresses only the tax consequences to a person that holds the trust preferred securities, and any company preferred securities received in exchange for the trust preferred securities, as capital assets. It does not address all tax consequences that may be applicable to a beneficial owner of the trust preferred securities or company preferred securities nor does it address the tax consequences to:

•

persons that may be subject to special treatment under United States federal income tax law, such as tax-exempt entities, certain insurance companies, banks, broker-dealers, traders in securities that elect to use a mark-to-market method of accounting, persons liable for alternative minimum tax or persons that actually or constructively own 10% or more of the voting stock of UBS AG,

•

persons that will hold the trust preferred securities or the company preferred securities as part of a larger transaction, such as a “straddle”, a “wash sale”, or a “hedging” or “conversion” or other integrated transaction, or

•	United States holders (as defined below) whose functional currency is not the United States dollar.

If a partnership holds the trust preferred securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. If you are a partner in a partnership holding the trust preferred securities, you should consult your tax advisor with regard to the United States federal income tax treatment of the investment in the trust preferred securities.

This discussion assumes that the applicable UBS Preferred Funding Company will hold no assets other than the UBS AG subordinated notes. If the applicable UBS Preferred Funding Company will hold assets other than the UBS AG subordinated notes, you should consult your tax advisor with regard to the United States federal income tax treatment of your investment in the trust preferred securities.

This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect.

Classification of the UBS Preferred Funding Trusts and the UBS Preferred Funding Companies

Under current law, and assuming compliance with the terms of each Amended and Restated Trust Agreement for the UBS Preferred Funding Trusts in the form attached as an exhibit hereto, each UBS Preferred Funding Trust will not be treated as an association taxable as a corporation for United States federal income tax purposes. In addition, UBS intends to treat each UBS Preferred Funding Trust as a grantor trust for United States federal income tax purposes, and the discussion below assumes that the applicable UBS Preferred Funding Trust will in fact be treated as a grantor trust for United States federal income tax purposes. As a result, each beneficial owner of the trust preferred securities will be considered the beneficial owner of a pro rata portion of the related company preferred securities held by the applicable UBS Preferred Funding Trust. If the applicable UBS Preferred Funding Trust were to be treated as a partnership for

U.S. Tax Considerations

United States federal income tax purposes, the treatment of a beneficial owner of the trust preferred securities would not be materially different from the treatment described below, except that U.S. tax information will be provided to such beneficial owners and to the Internal Revenue Service on Schedule K-1, rather than in the manner described below under “—Information Reporting and Backup Withholding.”

Under the Amended and Restated LLC Agreements for the UBS Preferred Funding Companies, each UBS Preferred Funding Company will be treated as a partnership for United States federal income tax purposes. A partnership is not a taxable entity and incurs no United States federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss and deduction of the partnership in computing its United States federal income tax liability, regardless of whether distributions are made to the partner. These items generally will be treated as if realized by the partner directly from the same source realized by the applicable UBS Preferred Funding Company.

United States Holders

You are a “United States holder” if you are a beneficial owner of the trust preferred securities or company preferred securities and you are:

•	an individual citizen or resident of the United States,

•	a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate the income of which is subject to United States federal income tax regardless of source, or

•	a trust, if

•	a United States court is able to exercise primary supervision over your administration, and

•	one or more United States persons are authorized to control all substantial decisions of the trust.

Income from the Trust Preferred Securities

Under the applicable Amended and Restated LLC Agreement for the UBS Preferred Funding Companies in the form attached as an exhibit hereto, upon the payment, or deemed payment, of dividends on the company preferred securities, a like amount of the applicable UBS Preferred Funding Company’s ordinary income generally will be allocated to the holders of company preferred securities. Regardless of when dividends on the related trust preferred securities are actually paid, income allocated to the holders of company preferred securities will be includable as ordinary income by a United States holder for its taxable year that includes December 31 of the calendar year in which the income is allocated, except that if the United States holder disposes of its entire holding of the trust preferred securities and company preferred securities (if any), the amount allocated for the calendar year of that disposition will be includable for the United States holder’s taxable year that includes the date of that disposition.

Dividends paid by a “qualified foreign corporation” to a non-corporate United States holder are generally subject to a preferential rate of tax for United States federal tax purposes if the beneficial recipient of the dividend satisfies certain minimum holding period requirements and the dividend is paid out of the current or accumulated earnings and profits of the foreign corporation (as determined for United States federal income tax purposes). The subordinated notes held by the applicable UBS Preferred Funding Company should be treated as equity of UBS AG. Furthermore, UBS AG should currently be treated as a “qualified foreign corporation” for United States federal income tax purposes. Accordingly, amounts included in income by a non-corporate United States holder with respect to its trust preferred securities should generally be subject to a preferential rate of tax for United States federal income tax purposes, provided that (a) the United States holder satisfies certain minimum holding period requirements and (b) the payments on the subordinated notes are paid out of the current or accumulated earnings and profits of UBS AG. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to tax at a preferential rate.

Assuming compliance with the terms of the applicable Amended and Restated Trust Agreement in the form attached as an exhibit hereto, each UBS Preferred Funding Trust will distribute, until the date and otherwise in the manner

U.S. Tax Considerations

specified in the applicable prospectus supplement, an amount of cash equal to all of the income that is allocated to it as a holder of company preferred securities. As a consequence, a United States holder generally will not recognize income in respect of trust preferred securities without receiving the corresponding cash distribution, unless the United States holder sells or otherwise disposes of those trust preferred securities between the declaration date of dividends on the related company preferred securities and the corresponding record date for dividends on the trust preferred securities. In the case of a sale between those dates, a United States holder generally will recognize ordinary income in an amount equal to the dividends on the company preferred securities, which would increase the United States holder’s basis in the trust preferred securities and reduce the gain, or increase the loss, recognized on the sale or other disposition.

A United States holder’s allocated share of the applicable UBS Preferred Funding Company’s income from the subordinated notes will be foreign source income for purposes of determining the limitation on any allowable foreign tax credit. The overall limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, a United States holder’s allocated share of each UBS Preferred Funding Company’s income from the subordinated notes will constitute “passive income” or, in the case of certain United States holders, “general income.” If, with respect to any distribution to a United States holder, additional amounts are paid by the applicable UBS Preferred Funding Company as a result of withholding taxes imposed on the distribution, those additional amounts will be taxable to the United States holder as foreign source income. However, non-U.S. withholding taxes in the amount of those additional amounts will generally be treated as foreign income taxes eligible for credit against that United States holder’s United States federal income tax liability, subject to generally applicable limitations and conditions or, at the election of that United States holder, for deduction in computing the United States holder’s taxable income.

No portion of the income derived by a United States holder from the trust preferred securities will be eligible for the dividends-received deduction generally available to United States corporations in respect of dividends received from other United States corporations.

UBS AG believes that it is not a “passive foreign investment company” (sometimes known as a “PFIC”) for United States federal income tax purposes, but this conclusion is a factual determination made annually and thus may be subject to change. A United States holder might be subject to special rules with respect to certain amounts earned by the applicable UBS Preferred Funding Company with respect to the initial subordinated notes if UBS AG were treated as a PFIC for United States federal income tax purposes.

Receipt of the Company Preferred Securities upon Liquidation of Each UBS Preferred Funding Trust

Under certain circumstances, the company preferred securities may be distributed to trust preferred securityholders in exchange for their trust preferred securities and in liquidation of the applicable UBS Preferred Funding Trust. Unless the liquidation of the applicable UBS Preferred Funding Trust occurs as a result of that UBS Preferred Funding Trust being subject to United States federal income taxes, such a distribution to a United States holder would be treated, for United States federal income tax purposes, as a non-taxable event. Each United States holder would receive an aggregate tax basis in the company preferred securities equal to the United States holder’s aggregate tax basis in its trust preferred securities and the United States holder’s holding period in the company preferred securities received would include the period during which the trust preferred securities were held by the United States holder. If, however, the liquidation of the applicable UBS Preferred Funding Trust were to occur because that UBS Preferred Funding Trust is subject to United States federal income taxes, the distribution of the company preferred securities to United States holders by the applicable UBS Preferred Funding Trust would likely be a taxable event to each United States holder, and a United States holder would recognize gain or loss as if the United States holder had exchanged its trust preferred securities for the company preferred securities it received. The gain or loss would be equal to the difference between the United States holder’s aggregate tax basis in its trust preferred securities surrendered in the exchange and the aggregate fair market value of the company preferred securities received in the exchange.

If the company preferred securities are distributed to the holders of trust preferred securities in liquidation of the applicable UBS Preferred Funding Trust, under current law, U.S. tax information will be provided to beneficial owners of the company preferred securities and to the Internal Revenue Service on Schedule K-1, rather than in the manner described below under “—Information Reporting and Backup Withholding.”

U.S. Tax Considerations

Disposition of the Trust Preferred Securities or the Company Preferred Securities

A United States holder will recognize gain or loss on a sale, exchange or other taxable disposition of the trust preferred securities or the company preferred securities in an amount equal to the difference between the United States holder’s adjusted tax basis and the amount realized on the disposition. A United States holder’s adjusted tax basis in the trust preferred securities generally will equal the amount paid for the trust preferred securities, increased by the amount of income allocated to the United States holder and reduced by the amount of any cash, and the fair market value of any other property, distributed to the United States holder. Any gain or loss so recognized generally will be capital gain or loss, will be long-term capital gain or loss if the United States holder’s holding period is more than one year and will be U.S. source income or loss for purposes of determining the limitation on any allowable foreign tax credit. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year.

The trust preferred securities may trade at a price that does not fully reflect the value of income that may have been allocated to a United States holder with respect to the United States holder’s trust preferred securities. A United States holder that disposes of the trust preferred securities between the declaration date of dividends on the company preferred securities and the corresponding record date for dividends on the trust preferred securities generally will be required to include as ordinary income an amount equal to dividends on the company preferred securities and to add the amount of that income to its adjusted tax basis in the trust preferred securities. Accordingly, such a United States holder will recognize a capital loss to the extent that the selling price is less than the United States holder’s adjusted tax basis. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Medicare Tax

A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income generally includes its dividend income and its net gains from the disposition of trust preferred securities, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the trust preferred securities.

Non-United States Holders

You are a “Non-United States holder” if you are a beneficial owner of the trust preferred securities or the company preferred securities and you are for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation,

•	a foreign partnership, or

•	an estate or trust in either case that is not subject to United States federal income tax on a net income basis on income or gain from the trust preferred securities or company preferred securities.

Each UBS Preferred Funding Company intends to operate, and the discussion below assumes that it will in fact operate, so that it will not be engaged in a trade or business within the United States for United States federal income tax purposes. Moreover, each UBS Preferred Funding Company intends to invest, and the discussion below assumes that it will in fact invest, in securities the income from which will be either generally exempt from United States federal withholding tax or exempt from United States federal withholding tax to the extent allocable to a Non-United States holder.

U.S. Tax Considerations

A Non-United States holder will not be subject to United States federal income or withholding tax on any allocated share of the applicable UBS Preferred Funding Company’s income or gain, or any gain realized on the sale or exchange of the trust preferred securities or company preferred securities, unless, in the case of gains, the Non-United States holder is an individual who was present in the United States for 183 days or more in the taxable year in which the gain is realized and certain other conditions are met. A Non-United States holder will not be subject to backup withholding provided certain certification requirements are satisfied as described under “—Information Reporting and Backup Withholding.”

The treatment of the trust preferred securities and the company preferred securities for United States federal estate tax purposes is unclear. If you are an individual Non-United States holder or an entity the property of which is potentially includible in the gross estate of an individual Non-United States holder for United States federal estate tax purposes (for example, a trust funded by an individual Non-United States holder and with respect to which such holder has retained certain interests or powers), you should consult your tax advisor about the possibility that, subject to an estate tax treaty relief, the trust preferred securities or the company preferred securities will be includable in the gross estate of the appropriate individual holder for purposes of the United States federal estate tax.

Foreign Account Tax Compliance Withholding

Certain non-U.S. financial institutions must comply with information reporting requirements or certification requirements in respect of their direct and indirect United States shareholders and/or United States accountholders to avoid becoming subject to withholding on certain payments. UBS and other non-U.S. financial institutions may accordingly be required to report information to the IRS regarding the holders of the trust preferred securities and to withhold a portion of payments under the subordinated notes or trust preferred securities to the extent that holders of trust preferred securities fail to comply with the relevant information reporting requirements (or hold trust preferred securities directly or indirectly through certain non-compliant intermediaries). However, such withholding will not apply to payments made before January 1, 2019. The rules for the implementation of this legislation have not yet been fully finalized, so it is impossible to determine at this time what impact, if any, this legislation will have on holders of the trust preferred securities.

Information Reporting and Backup Withholding

If you are a noncorporate United States holder, under current law the amount of income paid or accrued on the trust preferred securities will generally be reported to you on Internal Revenue Service Form 1099. United States holders, as “trust interest holders” in a “widely-held fixed investment trust,” will also receive an annual statement containing a detailed description of the tax information necessary for the United States holder to compute its tax liability with respect to the trust preferred securities. In addition, information reporting will generally apply to the payment of proceeds to a noncorporate United States holder from the disposition of the trust preferred securities effected at a United States office of a broker or at the office of a broker that is a United States person or has certain connections with the United States. Additionally, backup withholding may apply to such amount of income or payment of proceeds if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

If you are a Non-United States holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments made on the trust preferred securities outside the United States by a non-U.S. payor, and

•

other payments made on the trust preferred securities and the payment of the proceeds from the disposition of the trust preferred securities effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

U.S. Tax Considerations

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished the payor or broker:

•	an Internal Revenue Service Form W-8BEN or W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the disposition of the trust preferred securities effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a disposition of the trust preferred securities effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a disposition of the trust preferred securities effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund or credit against your United States federal income tax liability of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

If the UBS Preferred Funding Trust is treated as a partnership, U.S. tax information will be provided to beneficial owners of the company preferred securities and to the Internal Revenue Service on Schedule K-1, rather than in the manner described above.

Tax Considerations Under the Laws of Switzerland

General

Unless as otherwise stated in the applicable prospectus supplement, this section describes the principal tax consequences under the laws of Switzerland for non-Swiss investors (i.e., for investors who are not residents of Switzerland and have no permanent establishment or fixed place of business situated in Switzerland for Swiss tax purposes) of acquiring, owning and disposing of trust preferred securities and company preferred securities. This summary does not address the tax treatment of Swiss investors (i.e., for investors who are residents of Switzerland or have a permanent establishment or fixed place of business situated in Switzerland for Swiss tax purposes). The tax information set forth below is based on the opinion of Homburger AG, Zurich, Switzerland, dated March 17, 2016, and has been approved by them for its accuracy.

The following is a summary based on legislation as of the date of this prospectus and does not aim to be a comprehensive description of all the Swiss tax considerations that may be relevant to a decision to invest in trust preferred securities and company preferred securities. The tax treatment for each holder of trust preferred securities and company preferred securities depends on the particular situation. All holders and prospective holders of trust preferred securities and company preferred securities are advised to consult their own tax advisers in light of their particular circumstances as to the Swiss tax legislation that could be relevant for them in connection with acquiring, owning and disposing of trust preferred securities and company preferred securities and the purchase, ownership and disposition of trust preferred securities and company preferred securities and the consequences of such actions under the tax legislation of Switzerland.

Swiss Income and Wealth Tax

Holders of trust preferred securities and company preferred securities who are not residents of Switzerland, and who, during the respective taxation year, have not engaged in a trade or business through a permanent establishment of fixed place of business situated in Switzerland to which the trust preferred securities and the company preferred securities are attributable or to which the trust preferred securities and company preferred securities belong will not be subject to any Swiss federal, cantonal or communal corporate or individual income tax and capital or wealth tax or capital gains tax on the holding, receipt of payments and disposition of the trust preferred securities and the company preferred securities.

Issuance Stamp Tax

The issuance of the trust preferred securities and the company preferred securities will not be subject to Swiss federal stamp tax on the issuance of securities (even though UBS AG guarantees, on a subordinated basis, dividend, redemption and liquidation payment obligations under the company preferred securities), provided that at all times the respective UBS Preferred Funding Trust and the respective UBS Preferred Funding Company are resident and effectively managed outside Switzerland, the Cayman Islands branch of UBS AG has the status of a bank and is a permanent establishment situated and effectively managed outside Switzerland and the respective proceeds from the sale of the trust preferred securities, the company preferred securities and the subordinated notes are (on a non-consolidated basis) booked and used outside Switzerland.

Withholding Tax

Dividend, redemption and liquidation payments on the trust preferred securities and the company preferred securities will not be subject to Swiss withholding tax (even though UBS AG guarantees, on a subordinated basis, dividend, redemption and liquidation payment obligations under the company preferred securities), provided that at all times the respective UBS Preferred Funding Trust and the respective UBS Preferred Funding Company are resident and effectively managed outside Switzerland, the Cayman Islands branch of UBS AG has the status of a bank and is a permanent establishment situated and effectively managed outside Switzerland and the respective proceeds from the sale of the trust preferred securities, the company preferred securities and the subordinated notes are (on a non-consolidated basis) booked and used outside Switzerland.

Tax Considerations Under the Laws of Switzerland

On 4 November 2015 the Swiss Federal Council announced that it had mandated the Swiss Federal Finance Department to appoint a group of experts to prepare a proposal for a reform of the Swiss withholding tax system. The proposal is expected to, among other things, replace the current debtor-based regime applicable to interest payments with a paying agent-based regime for Swiss withholding tax. This paying agent-based regime is expected to be similar to the one contained in the draft legislation published by the Swiss Federal Council on 17 December 2014, which was subsequently withdrawn on 24 June 2015. If such a new paying-agent based regime were to be enacted, and were to result in the deduction or withholding of Swiss withholding tax on any interest payments in respect of trust preferred securities, company preferred securities or subordinated notes by any person other than the Issuer, the holder of such trust preferred security, company preferred security or subordinated note would not be entitled to receive any additional amounts as a result of such deduction or withholding under the terms of the trust preferred securities, company preferred securities or subordinated notes, as the case may be.

Securities Turnover Tax

Dealings in trust preferred securities and company preferred securities where a bank or another securities dealer in Switzerland (as defined in the Swiss Federal Stamp Tax Act) acts as an intermediary, or is a party, to the transaction, may be subject to Swiss federal stamp tax on the turnover in securities at an aggregated rate of up to 0.3 percent of the purchase price of the trust preferred securities and the company preferred securities. A branch of UBS AG situated, or a subsidiary of UBS AG resident, outside Switzerland, will not be a Swiss securities dealer under the Swiss Federal Stamp Tax Act.

European Directive on the Taxation of Savings Income

On October 26, 2004, the European Community and Switzerland entered into an agreement on the taxation of savings income pursuant to which Switzerland will adopt measures equivalent to those of the European Directive 2003/48/EC of June 3, 2003 on the taxation of savings income in the form of interest payments. The agreement came into force as of July 1, 2005.

In accordance with this agreement, Swiss paying agents may have to withhold tax at a rate of 35 percent. on payments made under the trust preferred securities and company preferred securities to a beneficial owner who is an individual and resident of an EU member state, with the option of the individual to have the paying agent and Switzerland provide to the tax authorities of the EU member state the details of the interest payments in lieu of the withholding.

Foreign Final Withholding Tax

The Swiss Federal Council signed treaties with the United Kingdom and Austria providing, inter alia, for a final withholding tax. The treaties entered into force on 1 January 2013 and might be followed by similar treaties with other European countries.

According to the treaties, a Swiss paying agent may levy a final withholding tax on capital gains and on certain income items deriving, inter alia, from trust preferred securities and company preferred securities. The final withholding tax will substitute the ordinary income tax due by an individual resident of a contracting state on such gains and income items. In lieu of the final withholding, individuals may opt for a voluntary disclosure of the relevant capital gains and income items to the tax authorities of their state of residency.

Holders of trust preferred securities and company preferred securities who might be in the scope of the abovementioned treaties should consult their own tax adviser as to the tax consequences relating to their particular circumstances.

Benefit Plan Considerations

Before authorizing an investment in the trust preferred securities, fiduciaries of a pension, profit-sharing or other employee benefit plan subject to ERISA (each, a “Plan”), and persons responsible with respect to any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”), should consider, among other matters, (a) ERISA’s fiduciary standards, (b) whether such investment in the trust preferred securities by the Plan satisfies the prudence and diversification requirements of ERISA, taking into account the overall investment policies of the Plan, the composition of the Plan’s portfolio and the limitations on the marketability of the trust preferred securities, (c) whether such fiduciaries have authority to make such investment in the trust preferred securities under applicable Plan investment policies and governing instruments and (d) rules under ERISA and the Code that prohibit Plan fiduciaries from causing a Plan to engage in a “prohibited transaction.” Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that such fiduciaries or other persons considering purchasing the trust preferred securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the potential consequences if the assets of any UBS Preferred Funding Trust were deemed to be “plan assets” and the availability of exemptive relief under Applicable Exemptions (as defined below) with respect to any potential prohibited transaction arising with respect to an investment in the trust preferred securities.

The assets of each UBS Preferred Funding Trust would be treated as plan assets for purposes of the prohibited transaction rules under a U.S. Department of Labor regulation if plans and individual retirement accounts purchase trust preferred securities, unless an exception under the regulation applies. The regulation provides an exception if the trust preferred securities are considered to be publicly-offered securities. Unless otherwise specified in an applicable prospectus supplement, the underwriters expect that the trust preferred securities will be publicly-offered securities under the regulation because:

•	the underwriters expect that the trust preferred securities will be purchased initially by at least 100 persons who are independent of us and each other,

•	the trust preferred securities can be transferred freely,

•	the trust preferred securities are being sold through this prospectus which is part of an effective registration statement filed with the SEC, and

•	the trust preferred securities will be timely registered with the SEC under the Securities Exchange Act of 1934.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, any Plan Assets Entity, as well as individual retirement accounts and Keogh and other plans subject to Section 4975 of the Code (also, “Plans”), from, among other things, engaging in certain transactions involving “plan assets” of a Plan with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (“Parties in Interest”) with respect to such Plan. A violation of these “prohibited transaction” rules may result in imposition of an excise tax or other liabilities and adverse consequences under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Non-ERISA Arrangements may be subject to similar restrictions.

The acquisition or holding of the trust preferred securities by a Plan (either directly or through a Plan Asset Entity) with respect to which we or certain of our affiliates is a Party in Interest may result in a prohibited transaction under ERISA or the Code unless the trust preferred securities are acquired pursuant to an applicable statutory or administrative exemption. The U.S. Department of Labor (the “DOL”), has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief if required for direct or indirect prohibited transactions

Benefit Plan Considerations

that may arise from the purchase or holding of the trust preferred securities with plan assets or otherwise by or on behalf of a Plan. Those class exemptions are:

•	96-23, for transactions determined by in-house asset managers;

•	95-60, for transactions involving insurance company general accounts;

•	91-38, for transactions involving bank collective investment funds;

•	90-1, for transactions involving insurance company separate accounts; and

•	84-14, for transactions determined by independent qualified asset managers.

In addition, the statutory exemption provided by Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain prohibited transactions between a Plan and a person or entity that is a Party in Interest to such Plan solely by reason of providing services to the Plan (other than a Party in Interest that is a fiduciary with respect to the assets of the Plan involved in the transaction, or an affiliate of such fiduciary) provided that there is adequate consideration for the transaction (the “Statutory Exemption”) may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase and holding of the trust preferred securities by or on behalf of a Plan. Because of the foregoing restrictions, the trust preferred securities may not be purchased or held by any Plan, any Plan Asset Entity or Non-ERISA Arrangement unless such purchase and holding is covered by the exemptive relief provided by a PTCE, another prohibited transaction exemption issued by the DOL, the Statutory Exemption or, in the case of a Non-ERISA Arrangement a similar exemption under Similar Laws (collectively, “Applicable Exemptions”). Any person purchasing or holding the trust preferred securities or any interest therein will be deemed to have represented, on behalf of itself and any Plan, by its purchase and holding thereof that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or Plan Asset Entity or (b) the purchase and holding of the trust preferred securities, and the exercise of any rights with respect to the trust preferred securities, is covered by the exemptive relief provided by an Applicable Exemption. Any fiduciary of a Plan or other person considering an investment in the trust preferred securities with plan assets should determine whether an Applicable Exemption is available, whether all of the conditions for relief under the Applicable Exemption have been satisfied and whether the exemptive relief provided under the Applicable Exemption would cover all prohibited transactions that might occur as a result of the Plan’s investment in the trust preferred securities.

Similarly, any purchaser or holder of the trust preferred securities or any interest therein will be deemed to have represented by its purchase and holding thereof that either (a) it is not a Non-ERISA Arrangement subject to any Similar Laws and is not purchasing such securities on behalf of or with “plan assets” of any such Non-ERISA Arrangement or (b) the purchase and holding of the trust preferred securities will not constitute or result in a non-exempt violation of any Similar Laws. Any fiduciary of such a Non-ERISA Plan considering an investment in the trust preferred securities should determine the need for, and, if necessary, the availability of any exemptive relief under Similar Laws.

Before relying on any of these exemptions, a purchaser must conclude that the exemption provides the necessary relief for all potential prohibited transactions arising from the purchase of and from holding the trust preferred securities. Neither the underwriters, UBS AG nor any of their respective affiliates, agents or representatives have or can represent that these exemptions apply with respect to any purchase of trust preferred securities by any holder.

Plan of Distribution

We sold the trust preferred securities in public offerings to or through one or more underwriters, dealers and agents. The names of the underwriters, dealers or agents involved in any particular offering of trust preferred securities, the liquidation amount of the trust preferred securities to be purchased by such underwriters, dealers or agents, any applicable commissions or discounts and detailed description of any underwriting arrangement are set forth in the applicable prospectus supplement.

Because the Financial Industry Regulatory Authority, Inc. (“FINRA”) views the trust preferred securities as a direct participation program, any offering will be conducted in accordance with Rule 2310 of the FINRA Rules of Conduct. UBS Securities LLC and UBS Financial Services Inc, as affiliates of UBS, will not confirm initial sales to accounts over which they exercise discretionary authority without the prior written approval of the transaction by the customer and, in any offering of the trust preferred securities not approved for listing on a national securities exchange, no FINRA member participating in the offering will confirm initial sales to accounts over which they exercise discretionary authority without the prior written approval of the transaction by the customer. In no situation will underwriting compensation exceed the amounts permitted by Rule 2310.

Validity of the Securities

Certain matters relating to United States federal income tax considerations will be passed upon for UBS AG, the UBS Preferred Funding Trusts and the UBS Preferred Funding Companies by Sullivan & Cromwell LLP.

Experts

Ernst & Young Ltd, independent registered public accounting firm, has audited UBS’s consolidated financial statements included in UBS’s Annual Report on Form 20-F for the year ended December 31, 2014, and the effectiveness of UBS’s internal control over financial reporting as of December 31, 2014, as set forth in their reports, which are incorporated by reference in the prospectuses and elsewhere in the registration statement. UBS’s financial statements are incorporated by reference in reliance on Ernst & Young Ltd’s reports, given on their authority as experts in accounting and auditing.